EXECUTION VERSION
COINSURANCE AND MODIFIED COINSURANCE AGREEMENT
Between
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
(referred to as the Ceding Company)
and
RGA REINSURANCE COMPANY
(referred to as the Reinsurer)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

TABLE OF CONTENTS
Section 1.1.    Definitions    2
ARTICLE II. BASIS OF REINSURANCE AND BUSINESS REINSURED    26
Section 2.1.    Coverage    26
Section 2.2.    Insurance Contract Changes    27
Section 2.3.    Liability    27
Section 2.4.    Indemnity Reinsurance    27
Section 2.5.    Territory    27
Section 2.6.    Reinstatements    27
Section 2.7.    Discovered In-Force Policies and Lapsed Policies    28
Section 2.8.    Non-Guaranteed Elements    29
Section 2.9.    Retrocession    29
Section 2.10.    Separate Accounts    29
Section 2.11.    Existing Reinsurance    30
Section 2.12.    Net Retention    31
Section 2.13.    Existing IMR Amount; Transaction IMR Amount    32
Section 2.14.    Conversions, Exchanges and Replacements    32
ARTICLE III. PAYMENTS; ADDITIONAL CONSIDERATION    32
Section 3.1.    Initial Premium    32
Section 3.2.    Additional Consideration    33
Section 3.3.    Net Settlement    34
Section 3.4.    Delayed Payments    35
Section 3.5.    Defenses    35
Section 3.6.    Offset    35
Section 3.7.    [RESERVED].    35
Section 3.8.    MSO Modco Account    35
Section 3.9.    Reports from the Reinsurer    36
Section 3.10.    Reports from the Ceding Company.    38
ARTICLE IV. ADMINISTRATION    40
Section 4.1.    Administration    40
Section 4.2.    Performance Standards    40
Section 4.3.    Administrative Expense Allowance    41
Section 4.4.    Designated Administrative Account    41
Section 4.5.    Producer Agreements    41
Section 4.6.    Books and Records and Access    41
Section 4.7.    Programs of Internal Replacement    42
Section 4.8.    Large Claims; Claims Contests    42
ARTICLE V. LICENSES; RESERVE CREDIT; SECURITY    44
Section 5.1.    Licenses; Reserve Credit    44
Section 5.2.    Security    45
Section 5.3.    Trust Account and Settlements    47
Section 5.4.    Eligible Assets    47
- i -

Section 5.5.    Deposit of Assets    49
Section 5.6.    Modification Following Certain Events    49
Section 5.7.    Withdrawal of Assets from the Trust Account    50
Section 5.8.    Adjustment of Security and Withdrawals    51
Section 5.9.    Letters of Credit    54
Section 5.10.    Continuation of a Triggering Event    55
Section 5.11.    Hedging    55
ARTICLE VI. OVERSIGHTS; COOPERATION    57
Section 6.1.    Oversights    57
Section 6.2.    Cooperation    57
Section 6.3.    Changes to RBC    57
ARTICLE VII. INSOLVENCY    58
Section 7.1.    Insolvency of the Ceding Company    58
ARTICLE VIII. DURATION; RECAPTURE    58
Section 8.1.    Duration    58
Section 8.2.    Survival    59
Section 8.3.    Recapture    59
Section 8.4.    Recapture Payments    60
Section 8.5.    Termination of Trust Account and Hedge Collateral Account    62
ARTICLE IX. INDEMNIFICATION    63
Section 9.1.    Reinsurer’s Obligation to Indemnify    63
Section 9.2.    Ceding Company’s Obligation to Indemnify    63
Section 9.3.    Applicability of Master Transaction Agreement    63
Section 9.4.    Good Faith    63
ARTICLE X. TAXES    63
Section 10.1.    Withholding    63
Section 10.2.    DAC Tax Adjustment    64
ARTICLE XI. MISCELLANEOUS    65
Section 11.1.    Expenses    65
Section 11.2.    Notices    65
Section 11.3.    Severability    66
Section 11.4.    Entire Agreement    66
Section 11.5.    Assignment    66
Section 11.6.    No Third-Party Beneficiaries    66
Section 11.7.    Amendment    66
Section 11.8.    Submission to Jurisdiction    66
Section 11.9.    Governing Law    67
Section 11.10.    Waiver of Jury Trial    67
Section 11.11.    Specific Performance    67
Section 11.12.    Waivers    67
Section 11.13.    Rules of Construction    68
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Section 11.14.    Counterparts    68
Section 11.15.    Treatment of Confidential Information and Non-Public Personal Information    69
Section 11.16.    Incontestability    72
Section 11.17.    Sanctions    72

INDEX OF SCHEDULES AND EXHIBITS
Schedule A	Fair Market Value Methodologies
Schedule B	Investment Guidelines
Schedule C-1	Types of Reinsured Contracts
Schedule C-2	Reinstatement Procedures
Schedule D	Seriatim File
Schedule E	Recapture Terminal Settlement
Schedule F	Separate Accounts
Schedule G Schedule H	Expense Allowance Ceding Company Reports
Schedule H-1	Interim Reporting Period Reporting Requirements
Schedule I Schedule J-1 Schedule J-2	Subject YRT Reinsurance Agreement Unamortized Existing IMR Amount Unamortized Transaction IMR Amount
Schedule K	EIM Administrative Fee
Schedule L	NGE Methodologies and Processes
Schedule M	Qualified LOC Providers
Schedule N	Permitted Accommodations
Schedule O	Financed Reserves
Schedule P	Existing Reinsurance Agreements
Schedule Q Schedule R	Producer Commissions [***]
Schedule S	MSO Investment Guidelines

Exhibit 1	Form of Settlement Statement
Exhibit 2	Form of Trust Agreement
Exhibit 3	Form of Hedge Account Control Agreement
Exhibit 4	Form of Security Agreement

- iii -

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT
THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”) is made and entered into on July 31, 2025 (the “Closing Date”) and effective as of the Effective Time by and between Equitable Financial Life Insurance Company of America, an Arizona-domiciled insurance company (the “Ceding Company”), and RGA Reinsurance Company, a Missouri-domiciled reinsurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”
WHEREAS, the Ceding Company, Equitable Financial Life Insurance Company, a New York-domiciled insurance company (“EFLIC”), Equitable Financial Life and Annuity Company, a Colorado-domiciled insurance company (“EFLA”) and the Reinsurer have entered into a Master Transaction Agreement dated as of February 23, 2025 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement;
WHEREAS, as contemplated by the Master Transaction Agreement, upon the terms set forth herein, the Ceding Company wishes to cede to the Reinsurer, and the Reinsurer wishes to accept and reinsure, (i) the Quota Share (as defined below) of the General Account Liabilities (as defined below) in respect of the Reinsured Contracts (as defined below) on a coinsurance basis; and (ii) the Quota Share of the Separate Account Liabilities (as defined below), including the MSO Liabilities (as defined below), in respect of the Reinsured Contracts on a modified coinsurance basis;
WHEREAS, the Ceding Company ceded [***]% of certain Reinsured Liabilities under certain Reinsured Contracts constituting extended no lapse guarantee riders issued under universal life secondary guarantee insurance policies (the “Captive Policies”) to EQ AZ (as defined below) pursuant to the Captive Reinsurance Agreement (as defined below);
WHEREAS, immediately prior to the Effective Time of this Agreement, the Ceding Company will recapture all Reinsured Liabilities with respect to the Captive Policies ceded under the Captive Reinsurance Agreement (as defined below) such that the Ceding Company may cede the Quota Share of such Reinsured Liabilities to the Reinsurer pursuant to the terms of this Agreement;
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, EFLIC and the Reinsurer will enter into a reinsurance agreement (the “EFLIC-Reinsurer Reinsurance Agreement”) pursuant to which, on the terms set forth therein, EFLIC will cede to the Reinsurer, and the Reinsurer will accept and reinsure, (i) the Quota Share of the General Account Liabilities (as defined in the EFLIC-Reinsurer Reinsurance Agreement) (x) on a coinsurance basis (other than with respect to the Regulatory Closed Block Liabilities (as defined in the EFLIC-Reinsurer Reinsurance Agreement)) and (y) on a modified coinsurance basis with respect to the Regulatory Closed Block Liabilities; and (ii) the Quota Share of the Separate Account Liabilities, including the MSO Liabilities (each as defined in the EFLIC-Reinsurer Reinsurance Agreement), on a modified coinsurance basis, in each case in respect of certain Reinsured Contracts (as defined in the EFLIC-Reinsurer Reinsurance Agreement) issued or assumed by EFLIC;

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, EFLA and the Reinsurer will enter into a reinsurance agreement (the “EFLA-Reinsurer Reinsurance Agreement”) pursuant to which EFLA will cede to the Reinsurer, and the Reinsurer will accept and reinsure, the Quota Share of the General Account Liabilities (as defined in the EFLA-Reinsurer Reinsurance Agreement) on a coinsurance basis in respect of certain Reinsured Contracts (as defined in the EFLA-Reinsurer Reinsurance Agreement) issued or assumed by EFLA;
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, EFLA, the Reinsurer and the Trustee (as defined below) will enter into the Trust Agreement (as defined below) pursuant to which the Trustee will hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement and as security for the satisfaction of the obligations of the Reinsurer to EFLA under the EFLA-Reinsurer Reinsurance Agreement; and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, (a) the Ceding Company and the Reinsurer Hedge Party will enter into a Security Agreement (as defined below) pursuant to which the Reinsurer Hedge Party grants to the Ceding Company a security interest in certain assets to secure the Reinsurer’s obligations to the Ceding Company under this Agreement and (b) the Ceding Company, the Reinsurer Hedge Party and the Securities Intermediary will enter into an Account Control Agreement (as defined below) pursuant to which the Ceding Company will perfect by control a first priority security interest in such assets.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:
Article I.

DEFINITIONS
Section 1.1.Definitions. The following terms have the respective meanings set forth below throughout this Agreement:
[***]
“Account Control Agreement” means that certain Collateral Account Control Agreement, by and among the Reinsurer Hedge Party, the Ceding Company, and The Bank of New York Mellon, dated as of the date hereof.
“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actuarial Appraisal” has the meaning set forth in the Master Transaction Agreement.
“Additional Consideration” has the meaning set forth in Section 3.2.
“Additional Reports” has the meaning set forth in Section 3.10(c).

“Adjustment for FMV of IUL Product” means the amount set forth in the applicable Closing Statement as the adjustment for the change in the aggregate Fair Market Value of the embedded index option associated with the individual universal life insurance policies included within the Reinsured Contracts from the Effective Date to the close of business on the Business Day immediately preceding the Closing Date, determined in accordance with the applicable provisions of Schedule 2.03(b) to the Master Transaction Agreement.
“Administrative Services” has the meaning set forth in Section 4.1(a).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Agreement” has the meaning set forth in the preamble.
“Allocated Premium Taxes” means, in respect of any Monthly Accounting Period, Premium Taxes allocable to the Reinsured Contracts which shall be an amount equal to the Premiums received under the Reinsured Contracts (to the extent Premium Taxes are levied on such Premiums) in such Monthly Accounting Period multiplied by [***] basis points.
“Alternate Eligible Assets” has the meaning set forth in Section 8.04(a)(ii).
“Applicable Ceding Company Reports” has the meaning set forth in Section 3.10(a).
“Applicable Tax Gross-Up Percentage” means one minus the highest federal tax rate applicable to United States corporations as of the Closing Date with respect the payment contemplated in Section 3.1(a) or, in the event of a recapture of this Agreement, as of the Recapture Date.
“Asset Report” has the meaning set forth in Section 5.4(a).
“Assets in Transit” has the meaning set forth in the Trust Agreement.
“Books and Records” means originals or copies of all books and records in the possession, custody or control of the Ceding Company or any of its Affiliates that relate to the Reinsured Contracts, the Reinsured Liabilities or the Separate Accounts, including administrative records, claim records, sales records, underwriting records, financial records, reinsurance records, compliance records and other records, in whatever form maintained, but excluding certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to the corporate organization or capitalization of the Ceding Company or its Affiliates, tax returns or records (other than with respect to Premium Taxes and similar taxes that relate to the Reinsured Contracts or the Separate Accounts), records of any employee of the Ceding Company or its Affiliates, benefit plan records with respect to any employee of the Ceding Company or its Affiliates, and books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine.

“Business” means the business of issuing, selling, underwriting, marketing, administering, servicing, delivering insuring, reinsuring, cancelling and distributing the Reinsured Contracts issued by the Ceding Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Calculation Date” has the meaning set forth in Section 5.11(c).
“Capital Reporting Deadline” means, (a) with respect to a calendar quarter other than the last quarter of a calendar year, the date that is the later of (i) forty-five (45) calendar days after the end of such calendar quarter and (ii) three (3) Business Days after Reinsurer is required to file its quarterly Statutory Financial Statement with the Insurance Regulator of its state of domicile, and (b) with respect to the last calendar quarter of a calendar year, the date that is the later of (i) sixty (60) calendar days after the end of such year and (ii) three (3) Business Days after Reinsurer is required to file its annual Statutory Financial Statement with the Insurance Regulator of its state of domicile.
“Captive Policies” has the meaning set forth in the Recitals.
“Captive Reinsurance Agreement” means that certain Automatic Extended No Lapse Guarantee Rider Reinsurance Agreement by and between MONY Life Insurance Company of America (n/k/a Equitable Financial Life Insurance Company of America) and EQ AZ Life Re Company, effective September 8, 2006, as amended by Novation Agreement, effective April 11, 2018, by and among AXA Re Arizona Company (f/k/a AXA Financial (Bermuda) Ltd.), EQ AZ Life Re Company, and MONY Life Insurance Company of America.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Coinsurance Statutory Reserves” means, as of any date of determination, the Ceding Company Statutory Reserves as of such date.
“Ceding Company Domiciliary State” means the State of Arizona, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state.
“Ceding Company Extra-Contractual Obligations” means all (i) Extra-Contractual Obligations attributable to acts, omissions or circumstances arising prior to the Closing Date and (ii) Extra-Contractual Obligations attributable to acts, omissions or circumstances arising on or after the Closing Date other than Reinsurer Extra-Contractual Obligations.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 9.1.
“Ceding Company Reports” has the meaning set forth in Section 3.10(a).
“Ceding Company Statutory Reserves” means, as of any date of determination, the statutory reserves (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP that would be applicable to the Ceding Company, reflecting the sum of the following items (or the equivalent lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2023), as calculated by the Ceding Company as of such date (without giving effect to this Agreement):
(a)Line 1, column 1 of the Liabilities section (aggregate reserves), which for the avoidance of doubt will be net of (without duplication) statutory reserves ceded pursuant to Existing Reinsurance Agreements); plus,
Article II.
(a)Line 3, column 1 of the Liabilities section (liability for deposit-type contracts); plus,

(b)Line 13.1 of the Liabilities section (“Transfers to the Separate Account due or accrued”); plus,
Article III.
(a)Line 24.7, column 1 of the Liabilities section (funds held under coinsurance); minus,
Article IV.
(a)Any Additional Actuarial Reserves on line 07000004; minus,
Article V.
(a)Reserves established by the Ceding Company for the mortality risk of future conversions for Term life insurance contracts (“Pre-Term Conversion Reserves”); minus
Article VI.
(a)Line 15.2 of the Asset section (deferred premiums) (the “Deferred Premium”);

provided, however, that Ceding Company Statutory Reserves shall at all times be calculated after giving effect to any aggregation benefits among the blocks of business included in the Reinsured Contracts permitted under Ceding Company Domiciliary State SAP but shall otherwise be calculated on a stand-alone basis without regard to any other business of the Ceding Company or the Reinsurer; provided further that, Ceding Company Statutory Reserves shall not include (i) IMR, (ii) [***], (iii) any voluntary reserves, or (iv) any other reserve not directly attributable to the Reinsured Contracts. [***].

“Closing” has the meaning set forth in the Master Transaction Agreement.
“Closing Date” has the meaning set forth in the preamble.
“Closing Statement” means the Preliminary Estimated Closing Statement, the Estimated Closing Statement, or the Final Closing Statement, as applicable.
“Code” means the United States Internal Revenue Code of 1986.
“Company Action Level RBC” means, with respect to any insurance company, company action level risk-based capital as calculated in accordance with the applicable Laws of such insurance company’s state of domicile in effect as of the date of determination.
“Confidential Information” with respect to a Party, means any and all information provided by, made available by or provided or made available on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company, Non-Public Personal Information and all data relating to the Policyholders of the Reinsured Contracts which are maintained, processed or generated by the Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; and provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information.
“Contested Claim” has the meaning specified in Section 4.8.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent (10%) or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Credit for Reinsurance Letters of Credit” means letters of credit that are in a form and satisfying all other requirements to provide Reserve Credit in the Ceding Company Domiciliary State.
“DAC Tax Election” has the meaning specified in Section 10.2(a).
“Designated Administrative Account” means a bank account of the Reinsurer at a bank reasonably acceptable to the Ceding Company pursuant to which the Ceding Company has authority to withdraw funds as reimbursement for the Ceding Company’s payment of the Quota Share of General Account Liabilities.
“Discovered Contract” means any policies, contracts or other evidences of insurance of the types described on Schedule C-1 issued on or prior to June 30, 2024 and in force as of the Effective Time but not included as a Reinsured Contract in Schedule D, together with all binders, slips, individual certificates, applications therefor, supplements, endorsements, and riders thereto issued or entered into in connection with such contracts of the types described on Schedule C-1.
“Discovered Contract Transfer Amount” means, with respect to any Discovered Contract transferred pursuant to Section 2.7(a), an amount equal to (a) the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves associated with such Discovered Contract, determined as of the Effective Time, plus interest thereon calculated at the Interest Rate from the Effective Time to the date of such transfer, minus (b) the Quota Share of the Policy Loan Balance with respect to such Discovered Contract as of the Effective Time, plus (c) the Quota Share of Additional Consideration received by the Ceding Company in respect of such Discovered Contract at or after the Effective Time to the date of such payment, minus (d) the Quota Share of Reinsured Liabilities paid in respect of such Discovered Contract at or after the Effective Time to the date of such payment, in the case of (c) and (d) with interest thereon, calculated at the Interest Rate from the date of payment or receipt, as applicable, to the date of such payment.

“Duration Management Collateral Balance” has the meaning set forth in Section 5.4(c).

“Duration Management Funding Adjustment” means, for each Duration Management Monthly Accounting Period, the greater of (x) the product of (a) multiplied by (b) multiplied by (c) multiplied by (d) and (y) zero (0):

Section 6.1.the reduction in the minimum asset duration for such Duration Management Monthly Accounting Period elected by the Reinsurer pursuant to Section 5.4(c), multiplied by
Article VII.
Section 7.1.the Required Balance at the beginning of such Monthly Accounting Period, multiplied by

Section 7.2.The change from the beginning of the initial Monthly Accounting Period in which the Reinsurer elects to reduce the minimum required asset duration to the end of the current Monthly Accounting Period of the weighted average yield-to-worst of the indices as specified in the Purchase Price Adjustment (as defined in the Master Transaction Agreement), multiplied by
Article VIII.
Section 8.1.the Pro Rata Share as of the end of such Duration Management Monthly Accounting Period.
Article IX.
“Duration Management Monthly Accounting Period” has the meaning set forth in Section 5.4(c).

“Effective Date” means April 1, 2025.

“Effective Time” means 12:01 a.m. on the Effective Date.

“EFLA” has the meaning set forth in the Recitals.

“EFLA-Reinsurer Reinsurance Agreement” has the meaning set forth in the Recitals.

“EFLA Required Balance” has the same meaning as “Required Balance” (but disregarding clause (m) thereof) in the EFLA-Reinsurer Reinsurance Agreement.

“EFLIC” has the meaning set forth in the Recitals.

“EFLIC-Reinsurer Reinsurance Agreement” has the meaning set forth in the Recitals.

“Eligible Assets” has the meaning set forth in Section 5.4.
“Embedded Index Risk Report” has the meaning set forth in Section 5.11(c).

“Embedded MSO Liabilities Report” has the meaning set forth in Section 5.11(c)
“EQ AZ” means EQ AZ Life Re Company, an Arizona captive insurance company.
“Estimated Closing Statement” has the meaning specified in the Master Transaction Agreement.
“Estimated Initial Premium” has the meaning specified in the Master Transaction Agreement.
“Estimated Initial Required Balance” has the meaning specified in the Master Transaction Agreement.
“Estimated Recapture Terminal Settlement” has the meaning set forth in Section 8.4(a).
“Estimated Recapture Terminal Settlement Statement” has the meaning set forth in Section 8.4(a).
“Ex Gratia Payments” means a payment that is both (a) outside the terms and conditions of the applicable Reinsured Contract, and (b) made by or on behalf of the Ceding Company without the consent of the Reinsurer. For the avoidance of doubt, (i) payments made in accordance with a legally binding Governmental Order or a binding settlement that are not otherwise Excluded Liabilities and (ii) payments that are Permitted Accommodations shall not be considered Ex Gratia Payments and shall be deemed Reinsured Liabilities hereunder.
“Excluded Liabilities” means (a) all Ceding Company Extra-Contractual Obligations, (b) any and all Liabilities resulting from changes to the terms and conditions of any Reinsured Contract after the Effective Time to the extent such changes are in violation of Section 2.2, (c) all Liabilities for amounts due or payable prior to the Effective Time under the Reinsured Contracts, and (d) any Liability arising under any Reinsured Contract as to which the date of death triggering a death benefit under such Reinsured Contract occurred prior to the Effective Time, provided that this clause (d) shall not include Liabilities arising under any Reinsured Contract that covers joint lives where only one covered death has occurred prior to the Effective Time.
“Existing IMR Amount” means the amount of the Ceding Company’s existing IMR, calculated on an after-tax basis, that has been allocated by the Ceding Company to the Reinsured Liabilities ceded hereunder on a coinsurance basis as of the Closing Date (but prior to the transfer of assets by the Ceding Company pursuant to Section 3.1(b)), determined in accordance with SAP applicable to the Ceding Company. For the avoidance of doubt, Existing IMR Amount shall include interest maintenance reserve generated from the repositioning of the Asset Portfolio (as defined in the Master Transaction Agreement) prior to the Closing in accordance with terms of the Master Transaction Agreement.
“Existing Reinsurance Agreements” means all reinsurance agreements under which the Ceding Company has ceded to reinsurers (whether or not Affiliated with the Ceding Company) risks arising in respect of the Reinsured Contracts (and only to the extent such agreements cover the Reinsured Contracts) where such agreements are (a) in force as of the date hereof or (b) terminated but under which there remains any outstanding Liability of the reinsurer, in each case as set forth on Schedule P as all such reinsurance agreements may be in force and effect from time to time and at any time; provided, however, that Existing Reinsurance Agreements shall not include the Captive Reinsurance Agreement which agreement shall be disregarded for all purposes of this Agreement except for the purpose of defining Financed Reserves or as referenced in Section 5.1(b).

“Expense Allowances” means for each Monthly Accounting Period an amount determined in accordance with Schedule G.
“Extra-Contractual Obligations” means all Liabilities and any other related expenses (including attorney’s fees) to any Person or Persons arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the terms and conditions and within the policy limits of the Reinsured Contracts, including amounts that are finally determined by a court of competent jurisdiction to be owed to a Policyholder or beneficiary under the terms and conditions of a Reinsured Contract), including any loss in excess of the limits arising under or covered by any Reinsured Contract, any Liabilities for exemplary, punitive, compensatory, special or regulatory damages or interest, fines, penalties, Taxes, fees, forfeitures, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise, arising out of or relating to the Reinsured Contracts, including (a) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Contracts, (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts, (d) the failure of any Reinsured Contract to provide the purchaser, customer or other holder or intended beneficiaries thereof with Tax treatment under the Code that is the same as or more favorable than the Tax treatment under the Code that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Reinsured Contract or for which policies or contracts of that type are intended to qualify under the Code, (e) failure to comply with applicable escheat or abandoned property Laws, (f) any conversion of administrative systems and (g) Ex Gratia Payments.
“Fair Market Value” means, with respect to any asset, the value thereof (including accrued interest) calculated in accordance with the methodology set forth on Schedule A.
“Final Closing Statement” has the meaning given to such term in the Master Transaction Agreement.
“Financed Reserves” means, as of any date of determination, the amount of Ceding Company Coinsurance Statutory Reserve that would be ceded under the Captive Reinsurance Agreement as of such date, measured as if the recapture thereunder was not in effect (and determined without regard to whether the Captive Reinsurance Agreement remains in effect), multiplied by the Financed Reserves Factor applicable for the current calendar year, as set forth on Schedule O.
“Financed Reserves Factor” is set forth on Schedule O.

“FMV Payment/Trust Funding Default” means there has been a failure by the Reinsurer (i) to timely pay any undisputed amounts due hereunder in an aggregate amount that, when added to the aggregate undisputed amounts that the Reinsurer has failed to fund in accordance with Sections 5.8(d)(i)(1) or 5.8(d)(i)(2), as applicable, or Sections 5.8(d)(i)(1) or 5.8(d)(i)(2), as applicable, of the EFLA Reinsurance Agreement or to cause the Reinsurer Hedge Party to timely fund the Hedge Collateral Account in accordance with Section 5.11(e) that has not been cured, exceeds $[***]; or (ii) to timely fund the Trust Account in accordance with Sections 5.8(d)(i)(1) or 5.8(d)(i)(2), as applicable, or Sections 5.8(d)(i)(1) or 5.8(d)(i)(2), as applicable, of the EFLA Reinsurance Agreement or to cause the Reinsurer Hedge Party to timely fund the Hedge Collateral Account in accordance with Section 5.11(e), in an aggregate undisputed amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to timely pay that has not been cured, exceeds $[***], and, in each case of (i) and (ii), such failure has not been cured within [***] Business Days after written notice thereof from the Ceding Company or EFLA, as applicable.
“FMV Required Balance” means, as of any date of determination:
(a)except during any period in which clause (b), (c) or (d) below applies, [***];
(b)following the occurrence and during the continuance of a Level One RBC Ratio Event, [***];
(c)following the occurrence and during the continuance of (i) an FMV Payment/Trust Funding Default, (ii) an Insolvency Event or (iii) a Reserve Credit Event, [***]; and
(d)following the occurrence and during the continuance of a Level Two RBC Ratio Event, [***];
provided, however, that if the only FMV Triggering Event in effect is a Reserve Credit Event (such that clause (c) of the definition of FMV Required Balance applies), then, if a “Reserve Credit Event” (as defined in the EFLA-Reinsurer Reinsurance Agreement) is not also then in effect, the FMV Required Balance shall be calculated as the sum of (x) [***] of the Required Balance (but disregarding clause (m) of the definition of Required Balance) plus (y) [***].
“FMV Triggering Event” means an event or circumstance that results in any of the clauses (b), (c) or (d) of the definition of FMV Required Balance being applicable, as determined in accordance with such definition.
“General Account Liabilities” means the following Liabilities of the Ceding Company arising out of or relating to the Reinsured Contracts and arising on or after the Effective Time with respect to all Reinsured Contracts, net of amounts actually collected by or on behalf of the Ceding Company under the Existing Reinsurance Agreements, but excluding Separate Account Liabilities and Ceding Company Extra-Contractual Obligations, calculated in accordance with the Ceding Company Domiciliary State SAP:
(a)all Liabilities (including death benefits, secondary guarantee death benefits, guaranteed minimum death benefits, reduced paid-up death benefits, extended term, waiver of premium benefits, accident and health benefits, endowments or matured endowments, paid-up additions, lump sum payments, periodic payments, deferred payments, discontinuance disbursements, payments in respect of market value adjustments and rights to purchase additional coverage), unearned premiums, interest on claims or unearned premiums, interest on policy funds, experience refunds, amounts in respect of profit sharing, withdrawals, surrenders, amounts payable for returns or refunds of premiums, and policy loans made under the terms of any Reinsured Contract and other contract benefits, in each case, arising under the terms and conditions of the Reinsured Contracts (including amounts that are finally determined by a court of competent jurisdiction to be owed to a Policyholder or beneficiary under the terms and conditions of a Reinsured Contract) and whether such amounts are escheated or paid to Policyholders or beneficiaries of the Reinsured Contracts and claim expenses (including all reasonable litigation expenses related thereto) to the extent specifically provided in Section 4.8;
(b)all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts permitted or required by Section 2.2;
(c)all amounts payable by the Ceding Company under the Existing Reinsurance Agreements; and
(d)all Liabilities of the kind described in clause (a) above which relate to Reinsured Contracts and that (i) are amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (a) above).
(e)For the avoidance of doubt, the Reinsurer shall indemnify the Ceding Company for Reinsurer Extra-Contractual Obligations in accordance with Article IX.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
[***]
“Gross Statutory-to-Economic Reserve Adjustment” means an amount equal to the sum of (a) the Quota Share of Ceding Company Coinsurance Statutory Reserves; plus (b) the Quota Share of the Existing IMR Amount; plus (c) the Transaction IMR; minus (d) the Reinsurance Premium as of the Effective Time.
“Hedge Collateral Account” means, collectively, a securities and deposit account established by the Reinsurer Hedge Party.
“Hedge Collateral Account Assets” means cash and publicly-traded securities which are of a type allowable under the Investment Guidelines.
“IMR” means an interest maintenance reserve with respect to assets supporting the Reinsured Risks, as determined in accordance with the SAP applicable to the Ceding Company (in the case of the Existing IMR Amount and the Transaction IMR Amount) and the SAP applicable to the Reinsurer (in the case of the Post-Closing Date IMR Amount).
“IMR Amount” means (a) the Quota Share of the Existing IMR Amount plus (b) the Transaction IMR Amount plus (c) the Post-Closing Date IMR Amount.
“Indemnitee” means a Ceding Company Indemnified Party or Reinsurer Indemnified Party, in each case, which is entitled to indemnification under this Agreement.
“Independent Accounting Firm” has the meaning set forth in Section 5.8(g).
“Independent Actuary” has the meaning set forth in Section 5.8(g).
“Initial Premium” has the meaning set forth in Section 3.1(a).
“Initial Required Balance” means the Required Balance as of the Closing Date.
“Insolvency” has the meaning set forth in Section 5.7(a).
“Insolvency Event” has the meaning set forth in clause (c) of the definition of Recapture Triggering Event.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Interest Rate” means the sum of (a) one hundred (100) basis points (expressed as a rate per annum) plus (b) the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under the “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
“Interim Reporting Period” has the meaning set forth in Section 3.10(a).
“Investment Guidelines” has the meaning set forth in Section 5.4.
“Investment Management Agreement” has the meaning set forth in the Master Transaction Agreement.
“KPI Failure” has the meaning set forth in Section 3.10(b).
“Large Claim” has the meaning set forth in Section 4.8.
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, rule, regulation, code, administrative interpretation or principle of common law or equity imposed by or on behalf of a Governmental Authority and any Governmental Order.
“Level One RBC Ratio Event” means that the Reinsurer’s RBC Ratio as of any calendar quarter end as set forth in the RBC Ratio certificate delivered in accordance with Section 3.9(a) is less than [***]% and Reinsurer fails to restore its RBC Ratio to at least [***]% by the end of the subsequent calendar quarter as reported by the applicable Capital Reporting Deadline for such subsequent calendar quarter; provided, that, a Level One RBC Ratio Event shall be deemed to be no longer continuing from and after the date that Reinsurer provides a certification in accordance with Section 3.9(a) that certifies that Reinsurer’s RBC Ratio is equal to or greater than [***]% as of [***].
“Level Two RBC Ratio Event” means that the Reinsurer’s RBC Ratio as of any calendar quarter end as set forth in the RBC Ratio certificate delivered in accordance with Section 3.9(a) is less than [***]% and Reinsurer fails to restore its RBC Ratio to at least [***]% by the end of the subsequent calendar quarter as reported by the applicable Capital Reporting Deadline for such subsequent calendar quarter; provided, that, a Level Two RBC Ratio Event shall be deemed to be no longer continuing from and after the date that Reinsurer provides a certification in accordance with Section 3.9(a) that certifies that Reinsurer’s RBC Ratio is equal to or greater than [***]% as of [***].
“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.
“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents) other than amounts constituting special, indirect, incidental, consequential or punitive damages (including any damages on a lost profits, lost revenue, multiples or similar basis), except to the extent that (i) any such damages are actually recovered against an Indemnitee pursuant to a Third-Party Claim, or (ii) solely with respect to consequential damages (including (i) lost value as determined based on the valuations and calculations set forth in the Actuarial Appraisal, based  upon a [***]% discount rate, (ii) lost profits and (iii) lost revenue), (1) such damages are recoverable under the laws of the State of New York, (2) the Indemnitee satisfies all elements necessary for proof of such damages under such laws and (3) such damages result from or arise out of the Business as currently conducted and shall not take into account any current or future plans for the Business following the Closing Date regardless of whether such plans are communicated to or known by a Party to this Agreement.
“Market-to-Book Ratio” means, with respect to (x) any Eligible Asset to be withdrawn from or deposited into the Trust Account pursuant to a substitution of Eligible Assets as permitted by Section 5.4(b), the ratio, as of any date of determination, of the Fair Market Value of such Eligible Asset to the Statutory Book Value of such Eligible Asset as of such date (expressed as a percentage); and (y) any withdrawal of Eligible Assets from the Trust Account as permitted by Section 5.8(d)(i)(3), the ratio, as of any date of determination, of the aggregate Fair Market Value of the Eligible Assets in the Trust Account to the aggregate Statutory Book Value of such Eligible Assets as of such date (expressed as a percentage).
“Master Transaction Agreement” has the meaning set forth in the Recitals.
“Month-End Required Balance Report” has the meaning set forth in Section 5.8(a).
“Monthly Accounting Period” means each successive calendar month during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture

Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.
“Monthly Funding Limit” means (a) for the period commencing on the Closing Date and ending on December 31, 2026, $[***] per month and (b) for each calendar year thereafter, the Quota Share of the excess (if any) for the immediately preceding calendar year of (i) the average amount of monthly General Account Liabilities paid, over (ii) the average amount of monthly Additional Consideration (other than Additional Consideration allocated to the Separate Accounts) received; provided, that, in each case, the Ceding Company may propose to the Reinsurer to increase the Monthly Funding Limit for one or more months to accommodate reasonable seasonal experience or other factors, but not to exceed a balance of $[***], and the Reinsurer’s consent to any such proposal shall not be unreasonably withheld, delayed or conditioned.
“Monthly Settlement Statement” has the meaning set forth in Section 3.3(a).
“MSO Assets” means, collectively, the MSO Hedges and the MSO Investment Assets.

“MSO Hedges” means derivative instruments purchased by the Ceding Company to hedge the MSO Option Value.

“MSO Hedge P&L” means with respect to any Quarterly Accounting Period, the profits and losses of the MSO Hedges during such Quarterly Accounting Period as calculated by the Ceding Company and shall include (i) all settlement cash flows paid and received by the Ceding Company with respect to MSO Hedges (excluding option premium payments) and (ii) all realized and unrealized gains or losses arising from MSO Hedges.

“MSO Investment Assets” means assets held in the MSO Separate Account and allocated to support the MSO Reserves, but excluding any MSO Hedges held in the MSO Modco Account.

“MSO Investment Guidelines” means the investment guidelines attached hereto at Schedule S with respect to the management of the MSO Investment Assets and the MSO Hedges.

“MSO Investment Assets Net Cash Flow” means, with respect to any Quarterly Accounting Period, (i) minus (ii), where:

(i)(i)     is the MSO Modco Investment Credit for such Quarterly Accounting Period plus the contract charges collected by the Ceding Company during such Quarterly Accounting Period and attributable to the MSO Liabilities; and
(ii)(ii)     is the option premium attributable to the MSO Liabilities paid by the Ceding Company during such Quarterly Accounting Period.
“MSO Liabilities” means with respect to each Reinsured Contract, the Liabilities (other than Excluded Liabilities) arising out of the “Market Stabilizer Option” or “Market Stabilizer Option II” as defined in the terms of such Reinsured Contract.

“MSO Option Value” means the aggregate Fair Market Value of the hypothetical portfolios of derivatives that replicate the embedded index risks associated with MSO Liabilities, as determined by the Ceding Company in accordance with its ordinary course practices.

“MSO Modco Account” has the meaning set forth in Section 3.8(a).

“MSO Modco Investment Credit” means, with respect to any Quarterly Accounting Period, the sum of all interest and other earnings (including realized gains and losses), net of investment expenses, earned and realized on the MSO Investment Assets during such Quarterly Accounting Period.

“MSO Modco Reserve Adjustment” has the meaning set forth in Section 3.8(c).

“MSO Reserves” means, as of any date of determination, the sum of (i) the aggregate amount of statutory reserves of the Ceding Company with respect to the MSO Liabilities (as would be described in Line 1, column 3 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to separate accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2023)), calculated in accordance with the Ceding Company Domiciliary State SAP, and (ii) interest maintenance reserves attributable to the MSO Separate Account.

“MSO Separate Account” means the non-insulated separate accounts of the Ceding Company to the extent attributable to the Reinsured Contracts identified on Schedule F.

[***]

“Net Ceding Company Coinsurance Statutory Reserves” means, as of any date of determination, the Ceding Company Coinsurance Statutory Reserves minus the Financed Reserves as of such date.

[***]
“Net Settlement” has the meaning set forth in Section 3.3(a).
“Net Statutory-to-Economic Reserve Adjustment” means the Gross Statutory-to-Economic Reserve Adjustment less the Quota Share of Financed Reserves as of the Effective Date.
“Non-Guaranteed Elements” means the cost of insurance charges, credited interest rates, mortality and expense charges, administrative expense risk charges, lump sum payment options, policy loads, and any other policy features that are subject to change by the Ceding Company, including those items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.
“Non-Public Personal Information” means any non-public personally identifiable information concerning or relating to the Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants, and beneficiaries of

Reinsured Contracts or other contracts issued by the Ceding Company, and its representatives that is protected by applicable privacy laws, including (a) “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4); and (b) “Personal Information” as defined in the California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); provided, that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”; and, provided, further, that “Non-Public Personal Information” does not include de-identified personal data, (i.e., information that does not identify, or could not reasonably be associated with, an individual).
“Parties” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Permitted Accommodations” means ex gratia payments and modifications and waivers to the Reinsured Contracts, in each case made by or on behalf of the Ceding Company following the Effective Time that are permitted and result from the actions listed on Schedule N.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint-stock company, trust, governmental, judicial or regulatory body, business unit, division (including a segregated account or cell), association or organization or other entity.
“Policy Loan Balance” means, with respect to any date of determination, the amount of contract loans in respect of the Reinsured Contracts, as of such date, to the extent such contract loans would be reflected in Line 6, column 1 of the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2023) under Ceding Company Domiciliary State SAP, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon.
“Policyholder” means the holder of any Reinsured Contract.
“Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, and determined in accordance with SAP applicable to the Reinsurer, that is created following the Closing Date with respect to the assets supporting the Quota Share of the Reinsured Liabilities ceded to the Reinsurer hereunder on a coinsurance basis, it being understood that all of the assets on deposit in the Trust Account shall be deemed to be assets supporting the Quota Share of the Reinsured Liabilities for purposes of determining the Post-Closing Date IMR Amount.
“Preliminary Estimated Closing Statement” have the meaning given to such term in the Master Transaction Agreement.
“Premium Taxes” means all taxes assessed in respect of the Premiums under the Reinsured Contracts by any Governmental Authority.
“Premiums” means premiums, considerations, policy loan repayments, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts.

“Pro Rata Share” means, as of any date of determination, the ratio (expressed as a percentage) of (x) to (y), where (x) is the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves as of such date and (y) is the sum of (i) the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves as of such date plus (ii) the “Quota Share” of the “Net Ceding Company Coinsurance Statutory Reserves” (as such terms are defined in the EFLA-Reinsurer Reinsurance Agreement) as of such date.
“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.
“Program of Internal Replacement” has the meaning set forth in Section 4.7.
“Purchase Price Adjustment” means the amount set forth in the Ceding Company’s Closing Statement as the Purchase Price Adjustment determined in accordance with the applicable provisions of Schedule 2.03(b) to the Master Transaction Agreement (which may be a positive or negative number).
“Qualified LOC Provider” means a bank that is (a) on the “List of Qualified U.S. Financial Institutions” established and maintained by the NAIC and (b) set forth on the Ceding Company’s list of approved letter of credit providers which is initially attached as Exhibit M hereto, which list must at all times contain at least three (3) banks and may be updated from time to time by the Ceding Company upon written notice to the Reinsurer (but not more than once in any 12 month period).
“Quarterly Accounting Period” means each successive calendar quarters during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article VIII, as applicable.
“Quota Share” means seventy-five percent (75%).
“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, subject to Section 6.3, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100; provided, that any calculation of the RBC Ratio as of the end of any calendar quarter other than the last day of a calendar year shall be based on such insurance company’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
(e)“Recapture Additional Payment Amount” [***].
“Recapture Date” has the meaning set forth in Section 8.3.
“Recapture Notice” has the meaning set forth in Section 8.3(a).

“Recapture Payment/Trust Funding Default” means there has been a failure by the Reinsurer (i) to timely pay any undisputed amounts due hereunder in an aggregate amount that, when added to the aggregate undisputed amounts that the Reinsurer has failed to fund in accordance with Sections 5.8(d)(i)(1) or 5.8(d)(i)(2), as applicable, and/or under Sections 5.8(d)(i)(1) or 5.8(d)(i)(2) of the EFLA Reinsurance Agreement, as applicable, or to cause the Reinsurer Hedge Party to timely fund the Hedge Collateral Account in accordance with Section 5.11(e) that has not been cured, exceeds $[***]; or (ii) to timely fund the Trust Account in accordance with Sections 5.8(d)(i)(1) or 5.8(d)(i)(2), as applicable, and/or under Sections 5.8(d)(i)(1) or 5.8(d)(i)(2) of the EFLA Reinsurance Agreement, as applicable, or to cause the Reinsurer Hedge Party to timely fund the Hedge Collateral Account in accordance with Section 5.11(e), in an aggregate undisputed amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to timely pay that has not been cured, exceeds $[***], and, in each case of (i) and (ii), such failure has not been cured within [***] Business Days after written notice thereof from the Ceding Company or EFLA, as applicable.
“Recapture Terminal Settlement” has the meaning set forth in Section 8.4(b).
“Recapture Terminal Settlement Statement” has the meaning set forth in Section 8.4(b).
“Recapture Transaction IMR Adjustment” means (a) the amount of IMR, calculated on an after-tax basis, that would have been created on the date of payment of the Recapture Terminal Settlement as a direct result of the transfer of assets by the Reinsurer to the Ceding Company pursuant to Section 8.4(a) or (d), as applicable, determined in accordance with SAP applicable to the Reinsurer, if all such assets were withdrawn from the Trust Account in accordance with the terms thereof, less (b) the amount of the Recapture Transaction IMR Amount (without regard to the proviso therein).
“Recapture Transaction IMR Amount” means the amount of the IMR, calculated on an after-tax basis, that is created on the date of payment of the Recapture Terminal Settlement as a direct result of the transfer of assets by the Reinsurer to the Ceding Company pursuant to Section 8.4(a) or (d), as applicable, determined in accordance with SAP applicable to the Reinsurer; provided, however, that if this Agreement is terminated by the Reinsurer pursuant to Section 8.3(b), and the Reinsurer elects to replace assets in the Trust Account with Alternate Eligible Assets for all or a portion of the payment of the Estimated Recapture Terminal Settlement pursuant to Section 8.4(a)(ii), the Recapture Transaction IMR Amount shall be (a) increased by the amount of the Recapture Transaction IMR Adjustment if such adjustment amount is a positive amount or (b) decreased by the absolute value of the Recapture Transaction IMR Adjustment if such adjustment amount is a negative amount.
“Recapture Triggering Event” means any of the following occurrences:
(a)the RBC Ratio of the Reinsurer as of any calendar quarter-end as set forth in the RBC Ratio certificate delivered in accordance with Section 3.9(a) is below [***]% and the Reinsurer fails to restore its RBC Ratio to at least [***]% within [***] calendar days following the Capital Reporting Deadline for such calendar quarter; provided that a Recapture Triggering Event under this item (a) shall be deemed to be no longer continuing from and after the date that the Reinsurer certifies to the Ceding Company that its RBC Ratio is equal to or greater than [***]% and provides the Ceding Company with reasonable evidence thereof in accordance with Section 3.9(b); provided, that if a Recapture Triggering Event under this clause (a) is cured on the basis of mid-quarter figures and the RBC Ratio of the Reinsurer as of the next quarter-end is below [***]%, such event shall immediately constitute a Recapture Triggering Event;
(b)a Recapture Payment/Trust Funding Default has occurred;
(c)the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name is appointed for, or takes charge of, its assets or assumes control of its operations (each an “Insolvency Event”); or
(d)a Reserve Credit Triggering Event has occurred.
“Reinstatement Procedures” means the policies and procedures of the Ceding Company as set forth on Schedule C-2 hereto for reinstating policies of the type reinsured hereunder.
“Reinsurance Premium” has the meaning set forth in the Master Transaction Agreement.
“Reinsurance Recoverables” means all amounts recoverable from reinsurers under the Existing Reinsurance Agreements to the extent such amounts are reflected as admitted assets on the Ceding Company’s Statutory Financial Statements.

“Reinsurance Recoveries” means all amounts [***] by or on behalf of the Ceding Company under the Existing Reinsurance Agreements in respect of the Reinsured Contracts, including all recoveries, termination and recapture amounts (including amounts released to the Ceding Company from funds withheld accounts and modified coinsurance accounts), returns, amounts in respect of profit sharing and all other sums to which the Ceding Company may be entitled under the Existing Reinsurance Agreements, except to the extent such amounts collected under the Existing Reinsurance Agreements relate to Excluded Liabilities.

“Reinsured Contracts” means (a) the universal life insurance contracts, variable universal life insurance contracts (but excluding all variable universal life insurance contracts classified as bank-owned or corporate-owned variable universal life insurance contracts with the Separate Account FSA (Fixed Separate Account) option, which insurance contracts shall not be considered Reinsured Contracts or otherwise reinsured under this Agreement), and indexed universal life insurance contracts described on Schedule C-1 issued on or prior to June 30, 2024 and listed in the seriatim file set forth in Schedule D, (b) reinstatements that are reinsured pursuant to Section 2.6, and (c) all Discovered Contracts that have been reinsured pursuant to Section 2.7, subject to payment of the Discovered Contract Transfer Amount, in each case of (a), (b) and (c), including all binders, slips, individual certificates, applications therefor, supplements, endorsements, and riders thereto issued or entered into in connection with such contracts, including the long term care, accidental death benefit and disability waiver of premium riders described on Schedule C-1. For avoidance of doubt, riders and endorsements shall be considered included on Schedule C-1 only to the extent that the reserves for such riders and endorsements are included in the Final Closing Statement or the cashflow projections for such riders and endorsements are included in the Actuarial Appraisal, or to the extent that such riders and endorsements (i) modify, amend, alter or otherwise change the language of the base policy form to which they are attached or (ii) were automatically included with the base policy without voluntary election by the policyholder.

“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities.
“Reinsured Risks” has the meaning set forth in Section 2.1.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Domiciliary State” means the State of Missouri, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.
“Reinsurer Extra-Contractual Obligations” means (a) all Extra-Contractual Obligations to the extent arising out of affirmative acts (as distinguished from (i) omissions and (ii) for the avoidance of doubt, Reinsurer’s Recommendations) of Reinsurer or its Affiliates, (b) all Extra-Contractual Obligations to the extent arising out of acts, errors or omissions of the Ceding Company or its Affiliates taken at the express written direction of the Reinsurer (it being agreed, for the avoidance of doubt, that Reinsurer’s Recommendations shall not be considered directions of the Reinsurer), including to the extent arising in connection with [***], and (c) the Quota Share of Extra-Contractual Obligations to the extent arising out of a Contested Claim in which Reinsurer participates or which it controls in accordance with clauses (i) or (ii) of Section 4.8(b).
“Reinsurer Hedge Party” means [***].
“Reinsurer Indemnified Parties” has the meaning set forth in Section 9.2.
“Reinsurer’s Recommendations” has the meaning set forth in Section 2.8(b).
“Repositioning Period” means the period beginning on the Closing Date and ending 180 calendar days after the Closing Date.

“Representative” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel, advisors or other representatives of such Person and of such Person’s Affiliates.
“Required Balance” means, with respect to any date of determination, an amount equal to the sum of the following amounts as of such date of determination:
(a)the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves (it being agreed that, for any Monthly Accounting Period that does not end at the end of a calendar quarter, such amount shall be calculated by the Ceding Company using good faith estimates as of the end of such Monthly Accounting Period and shall be reported to the Reinsurer as part of the applicable Month-End Required Balance Report); plus
(b)the Unamortized IMR Amount; minus

(c)the Unamortized Net Statutory-to-Economic Reserve Adjustment; minus
(d)an amount equal to the Required Hedge Funding Balance; minus
(e)any amount then maintained in the Designated Administrative Account, minus
(f)the Reinsurance Recoverables, minus
(g)any amount improperly withdrawn by the Ceding Company from the Trust Account, plus interest thereon at the Interest Rate; plus
(h)following the occurrence and during the continuation of (i) an FMV Payment/Trust Funding Default or a Reserve Credit Event (other than due to [***]), the Recapture Additional Payment Amount [***], (ii) an Insolvency Event, the Recapture Additional Payment Amount [***], and (iii) [***], the Recapture Additional Payment Amount [***]; plus
(i)[***]; plus
(j)[***]; plus
(k)the Duration Management Funding Adjustment; minus
(l)the Quota Share of the Policy Loan Balance; plus
(m)the EFLA Required Balance; plus
(n)the Unamortized Purchase Price Adjustment,
each of (a) through (n), as of such date of determination.
“Required Hedge Funding Balance” means the aggregate Fair Market Value as of the applicable Calculation Date of the hypothetical portfolio of derivatives that replicates the Quota Share of embedded index risk associated with the index option on the individual universal life insurance policies included within the Reinsured Contracts as calculated by the Reinsurer pursuant to Section 5.11(b).
“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Insurance Regulator in the Ceding Company Domiciliary State.
“Reserve Credit Event” means any event or circumstance that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State [***].
“Reserve Credit Triggering Event” means that a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timeframe required in Section 5.1.
“Restricted Assets” has the meaning set forth in the Trust Agreement.
“Revenue Sharing Fees” has the meaning set forth in Section 3.2(b).

“SAP” means, with respect to either Party, the statutory accounting principles prescribed by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied.
“Securities Intermediary” has the meaning set forth in the Account Control Agreement.
“Security Agreement” means that certain Security Agreement, by and between the Reinsurer Hedge Party and the Ceding Company, dated as of the date hereof.
“Security Incident” has the meaning set forth in Section 11.15(e).
“Separate Account Change” has the meaning set forth in Section 2.10(b).
“Separate Account Charges” has the meaning set forth in Section 3.2(b).
“Separate Account Liabilities” has the meaning set forth in Section 2.10.
“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 1, column 3 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to separate accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2023)), calculated in accordance with the Ceding Company Domiciliary State SAP.
“Separate Accounts” means the registered and unregistered, insulated and uninsulated separate accounts of the Ceding Company to the extent applicable to the Reinsured Contracts, as identified in Schedule F, including the MSO Separate Account.
“Statutory Book Value” means the sum of (a) (x) with respect to any asset held in the Trust Account, the amount permitted to be carried by the Reinsurer as an admitted asset consistent with SAP applicable to the Reinsurer, consistently applied, and (y) with respect to any asset held in the MSO Separate Account, the amount permitted to be carried by the Ceding Company as an admitted asset consistent with SAP applicable to the Ceding Company, consistently applied plus (b) the accrued investment income on such asset.
“Statutory Financial Statements” means, with respect to any Person, the annual and quarterly statutory financial statements of such Person filed with the Insurance Regulator charged with supervision of such Person.
“Subject YRT Reinsurance Agreement” has the meaning set forth on Schedule I.
“Subject YRT Reinsurer” has the meaning set forth on Schedule I.
[***]
“Tax” or “Taxes” has the meaning specified in the Master Transaction Agreement.

“Terminated Contract” has the meaning specified in Section 2.7(c).
“Terminated Contract Transfer Amount” means with respect to each Terminated Contract (a) (i) the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves inclusive of such Terminated Contract, minus (ii) the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves excluding such Terminated Contract, determined as of the Effective Time, plus interest thereon calculated at the Interest Rate from the Effective Time to the date of such transfer, minus (b) the Quota Share of the Policy Loan Balance with respect to such Terminated Contract as of the Effective Time, plus (c) the Quota Share of Additional Consideration received by the Reinsurer in respect of such Terminated Contract at or after the Effective Time to the date of such payment, minus (d) the Quota Share of Reinsured Liabilities paid by the Reinsurer in respect of such Terminated Contract at or after the Effective Time to the date of such payment, in the case of (c) and (d) with interest thereon, calculated at the Interest Rate from the date of payment or receipt, as applicable, to the date of such payment.
“Termination Notice” has the meaning set forth in Section 8.3(b).
“Termination Triggering Event” means there has been a failure by the Ceding Company to timely pay any undisputed amounts due to the Reinsurer hereunder in an aggregate amount that exceeds $[***] and such failure has not been cured within [***] Business Days after written notice thereof from the Reinsurer.
“Third-Party Claim” has the meaning set forth in the Master Transaction Agreement.
“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, as of any date of determination, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state as of such date of determination.
“Transaction Agreements” means, collectively, this Agreement, the Master Transaction Agreement, the Trust Agreement, the Security Agreement, the Account Control Agreement and the Investment Management Agreement.
“Transaction IMR Amount” means the amount of the IMR, calculated on an after-tax basis, that is created on the Closing Date as a direct result of the transfer of assets by the Ceding Company to the Reinsurer pursuant to Section 3.1(a), determined in accordance with SAP applicable to the Ceding Company.
“Transfer Lag Adjustment” means the amount set forth in the Ceding Company’s Closing Statement as the Transfer Lag Adjustment determined in accordance with the applicable provisions of Schedule 2.03(b) to the Master Transaction Agreement.
“Transferred Investment Assets” has the meaning set forth in the Master Transaction Agreement.
“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company and EFLA under the Trust Agreement.

“Trust Account-Eligible Letters of Credit” means one or more irrevocable letters of credit that (a) are permitted to be deposited and held in the Trust Account for the purposes set forth in Section 5.9, (b) satisfy the requirements of a Credit for Reinsurance Letter of Credit except that the named beneficiary of such letter of credit shall be the Trustee (in its capacity as trustee under the Trust Agreement) rather than the Ceding Company and shall reflect such other modifications as may be reasonably requested by the Trustee as a condition to holding such letter of credit in the Trust Account provided such modifications do not impair the Ceding Company’s rights to instruct the Trustee to draw on such Trust Account-Eligible Letters of Credit pursuant to the terms of the Trust Agreement, (c) at the time the letter of credit was deposited into the Trust Account it was issued by a bank on the Ceding Company’s list of Qualified LOC Providers that was most recently provided to the Reinsurer and (d) and payable upon the issuing bank’s receipt of a notice that a specified event occurred, without the presentation of any other documents.
“Trust Account Credit for Reinsurance Assets” has the meaning set forth in Section 5.4.
“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer (as grantor thereunder), the Ceding Company and EFLA (as beneficiaries thereunder) and the Trustee (as trustee), substantially in the form attached as Exhibit 2.
“Trustee” means the trustee under the Trust Agreement.
“Unamortized IMR Amount” means, as of any date of determination, (a) the Quota Share of the Existing IMR Amount which remains unamortized as of such date as set forth on Schedule J-1, plus (b) the Transaction IMR Amount which remains unamortized as of such date as set forth on Schedule J-2 (as Schedules J-1 and J-2 are updated in accordance with Section 2.13), plus (c) the Pro Rata Share of the Post-Closing Date IMR Amount which remains unamortized as of such date.
“Unamortized Net Statutory-to-Economic Reserve Adjustment” means, as of any date of determination, an amount equal to the portion of the Net Statutory-to-Economic Reserve Adjustment as reflected in the Ceding Company’s Final Closing Statement that is unamortized as of such date, which amortization shall begin on the Effective Time and shall amortize to zero monthly on a straight-line basis over a [***] year period.
“Unamortized Purchase Price Adjustment” means, as of any date of determination, an amount equal to the portion of the Purchase Price Adjustment as reflected in the Ceding Company’s Final Closing Statement that is unamortized as of such date, which amortization shall begin on the Effective Time and shall amortize to zero monthly on a straight-line basis over a [***] year period.
“VIO Separate Account” means all Separate Accounts of the Ceding Company, excluding any MSO Separate Accounts.
Article X.

BASIS OF REINSURANCE AND BUSINESS REINSURED
Section 10.1.Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a) on a coinsurance basis, the Quota Share of the General Account Liabilities and (b) on a modified coinsurance basis, the Quota Share of the Separate Account Liabilities, including the MSO Liabilities, in each case, arising on or after the Effective Time with respect to all Reinsured Contracts (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein. For the avoidance of doubt, the Reinsurer shall have no Liability for Excluded Liabilities.
Section 10.2.Insurance Contract Changes.
(a)Except (a) as directed or agreed by the Reinsurer in advance in writing, (b) for any changes initiated by the applicable Policyholder of any Reinsured Contract pursuant to the terms of such Reinsured Contract or (c) for any changes mandated by any Governmental Authority or any changes that are required as a result of a change in applicable Law, the Ceding Company shall not change the terms of any Reinsured Contract. This Section 2.2 shall not apply to any changes to Non-Guaranteed Elements, which shall be governed exclusively by Section 2.8.
(b)The Parties agree and acknowledge that the policies set forth on Schedule D as originally attached to this Agreement are the Reinsured Contracts in-force as of June 30, 2024, and that during the first sixty (60) calendar days following the Closing Date, the Ceding Company will prepare and deliver to the Reinsurer an updated version of Schedule D that has been updated to reflect the Reinsured Contracts in-force as of the Effective Time. The Reinsurer shall have sixty (60) calendar days after the date on which the updated Schedule D is delivered to it to review such schedule, and the provisions of Section 2.04(e) of the Master Transaction Agreement shall apply mutatis mutandis. Following the Parties’ agreement on the updated schedule, the Parties will attach such updated schedule to this Agreement as Schedule D, which updated schedule will replace Schedule D as originally attached to this Agreement; provided that, such final Schedule D shall have no effect on the definition or scope of Excluded Liabilities or the exclusion under this Agreement for Excluded Liabilities as so defined.
Section 10.3.Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s liability under this Agreement shall be subject in all respects to the same terms, rates and conditions with respect to the Reinsured Contracts as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the express terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities. Nothing in the preceding sentence shall be construed or interpreted to expand, or otherwise increase, the Reinsurer’s liability hereunder in any manner beyond that expressly set forth in this Agreement.
Section 10.4.Indemnity Reinsurance. This Agreement is an indemnity coinsurance agreement solely between the Ceding Company and the Reinsurer, and the performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party. The Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, Policyholder, claimant or beneficiary under any policy reinsured hereunder.
Section 10.5.Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.
Section 10.6.Reinstatements.
(a)If any Reinsured Contract that has lapsed after the Effective Date is subsequently reinstated prior to the termination of this Agreement in accordance with the Reinstatement Procedures set forth on Schedule C-2, or as otherwise required by applicable Law or directed by a Governmental Authority, the reinsurance for such Reinsured Contract under this

Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Contract.
(b)With respect to any life policies issued by the Ceding Company on or prior to June 30, 2024 and of a type described in Schedule C-1 that lapsed prior to the Effective Time and is subsequently reinstated on or after the Effective Time and prior to the termination of this Agreement in accordance with the Reinstatement Procedures set forth on Schedule C-2, the reinsurance for such policy under this Agreement shall become effective automatically upon its reinstatement. In each case, the Ceding Company shall transfer into the Trust Account, in connection with the effectiveness of the reinsurance hereunder with respect to any such reinstatement, cash and/or Eligible Assets having a Fair Market Value equal to (i) without duplication of amounts in clause (ii), the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves attributable to such Reinsured Contract determined as of the date of reinstatement to the extent the calculation of the Initial Premium as finally determined and transferred to the Reinsurer did not reflect inclusion of the lapsed policy, plus (ii) the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Contract.
Section 10.7.Discovered In-Force Policies and Lapsed Policies.
(a)If, after the Closing Date, the Ceding Company becomes aware of any Discovered Contracts within twelve (12) months of the Closing Date, the Parties shall cooperate in good faith to include such Discovered Contract as a Reinsured Contract as though it had originally been included as such as of the Effective Time; provided that (i) any Discovered Contract for which the Ceding Company has provided the Reinsurer with reasonable evidence that the Reinsurer has been compensated for assuming such Discovered Contract will be deemed a Reinsured Contract without any further action from the Parties; (ii) for any Discovered Contracts for which the Ceding Company has not provided the Reinsurer with reasonable evidence that the Reinsurer has been compensated for assuming such Discovered Contract, the Ceding Company shall transfer to the Trust Account cash and/or other Eligible Assets having a Fair Market Value equal to the Discovered Contract Transfer Amount with respect to such Discovered Contracts within five (5) Business Days after the calculation thereof; (iii) to the extent the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves for Discovered Contracts in the aggregate is equal to or less than $[***], such Discovered Contracts shall be reinsured under this Agreement without the consent of the Reinsurer; (iv) if the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves for Discovered Contracts in the aggregate exceeds $[***], such Discovered Contracts that result in the Quota Share of the Net Ceding Company Coinsurance Statutory Reserves exceeding $[***] shall be reinsured under this Agreement only with the prior written consent of the Reinsurer; and (v) to the extent the aggregate face amount attributable to Discovered Contracts under this Agreement is equal to or exceeds $[***], such Discovered Contracts that have a face amount in excess of such amount shall be reinsured under this Agreement only with the prior written consent of the Reinsurer.
(b)If, at any time following the Closing Date, either the Ceding Company or the Reinsurer finds that a policy listed on Schedule D had terminated prior to the Effective Time (a “Terminated Contract”), such Party shall promptly notify the other Party in writing of the existence of such Terminated Contract. Any Terminated Contract discovered during such period shall be deemed to be removed from Schedule D. The Ceding Company shall calculate the Terminated Contract Transfer Amount for such Terminated Contract. The Reinsurer shall transfer to the Ceding Company cash and/or other Eligible Assets having a Fair Market Value equal to such Terminated Contract Transfer Amount with the next monthly settlement after the calculation thereof. The effective date with respect to the transfer of any Terminated Contract pursuant to this Section 2.7(b) shall be the date assets in the relevant amount in respect thereof are transferred by the Reinsurer to the Ceding Company.

Section 10.8.Non-Guaranteed Elements.
(a)The Ceding Company shall establish all Non-Guaranteed Elements in accordance with (i) the Ceding Company’s methodologies and procedures in effect as of the Effective Date as set forth on Schedule L or as otherwise contemplated on Schedule L and (ii) all Non-Guaranteed Elements that are not addressed on Schedule L in accordance with its historical practice regarding such Non-Guaranteed Elements and consistent with the written terms of the Reinsured Contracts, applicable Law, and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of non-guaranteed charges, in each case of (i) and (ii) unless otherwise required by applicable Law. The Reinsurer is entering into this Agreement in reliance on the foregoing.
(b)The Ceding Company shall consult with the Reinsurer on the setting of Non-Guaranteed Elements prior to making any material changes thereto. From and after the Closing Date, the Reinsurer may, from time to time, make recommendations to the Ceding Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Reinsured Contracts, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of non-guaranteed charges (“Reinsurer’s Recommendations”). The Ceding Company shall fully consider any such Reinsurer’s Recommendations and act reasonably and in good faith in determining whether any such Reinsurer’s Recommendations should be accepted; provided that the Ceding Company is not required to implement any of Reinsurer’s Recommendations.
(c)Notwithstanding anything in this Section 2.8, with respect to the Reinsured Contracts ceded under the Subject YRT Reinsurance Agreement, the Ceding Company and the Reinsurer shall consult in good faith to determine whether to follow the recommendations of the Subject YRT Reinsurer with respect to the setting of post-level term premium rates under such Reinsured Contracts, and the Ceding Company shall not follow such recommendations without the Reinsurer’s consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event the Ceding Company does not follow any such recommendation, the provisions in Section 2.11(b) shall apply to determine the course of conduct (e.g., accept the resulting reinsurance premium rate increase or recapture the business reinsured) to be taken by the Ceding Company under the Subject YRT Reinsurance Agreement as result of such election.
Section 10.9.Retrocession. The Reinsurer shall be permitted to retrocede or otherwise transfer to any Person all or any portion of the Reinsured Risks; provided that no such retrocession or transfer shall relieve the Reinsurer of any of its obligations under this Agreement or any other Transaction Agreement.
Section 10.10.Separate Accounts.
(a)Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount allocated to the Separate Accounts in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts. From and after the Closing Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall transfer to the Ceding Company for deposit into the Separate Accounts the Quota Share of any additional amounts required to be deposited into the Separate Accounts after the Effective Time pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid or provided for pursuant to the Net Settlement. All amounts to be paid with respect to death benefits, surrenders, periodic payments, other optional benefits, compensation or any other amounts with respect to such Reinsured Contracts that by the terms of such Reinsured Contracts contemplate payment from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated. For the avoidance of doubt, the Ceding Company shall withdraw from the Separate Accounts all mortality and expense risk charges and any other fees or charges that are payable from the account values of the Reinsured Contracts. As of the Closing Date, the Parties will record on their respective books and records an initial modified coinsurance reserve adjustment to the extent necessary to reflect the cession of the Quota Share of the Separate Account Liabilities hereunder on a modified coinsurance basis.
(b)Except as consented to in writing by the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed) or as required by a vote of Policyholders, neither the Ceding Company nor its Affiliates (unless such Affiliates are required to so act under applicable Law (including, without limitation, common law or statutory fiduciary duties)) shall initiate, consent to or otherwise permit a change to the investment options or underlying investment funds available through the Separate Accounts under the Reinsured Contracts or the terms or conditions of any agreements between the Ceding Company and a variable investment trust or other investment vehicle offered as an investment option in the Separate Accounts with respect to the Reinsured Contracts (including any plan of operations for any Separate Accounts) that at the time of such change is reasonably expected to result in, in the aggregate with respect to the Reinsured Contracts, and considering all positive and adverse effects thereof on the Reinsurer, a non-de minimis reduction in the Revenue Sharing Fees payable to the Reinsurer (each, a “Separate Account Change”), other than for any Separate Account Change required by the terms of such Reinsured Contracts, any Governmental Order or any applicable Law, in which case the Ceding Company shall, to the extent practicable and legally permissible, consult with the Reinsurer as to any such Separate Account Change. The Parties agree that any actions taken by the board of directors, trustees or beneficial owners of an investment vehicle or investment option offered in a Separate Account shall not be subject to any right of the Reinsurer to consent to, or be consulted with respect to, such action, except to the extent the Ceding Company or any of its Affiliates (unless such Affiliates may not give effect to such Reinsurer consent or consultation right under applicable Law (including, without limitation, common law or statutory fiduciary duties)) has a right to consent to, or be consulted with respect to, such action.
Section 10.11.Existing Reinsurance.
(a)[***].
(b)From and after the Effective Time, except as required to comply with applicable Law, the Ceding Company shall not voluntarily amend, terminate or recapture any Existing Reinsurance Agreement with respect to the Reinsured Contracts or enter into any new reinsurance agreement that would constitute an Existing Reinsurance Agreement with respect to any of the Reinsured Contracts without the Reinsurer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, where by operation of the terms and conditions of any Existing Reinsurance Agreement, the Ceding Company is required to select one amongst two or more courses of conduct (e.g., accept a reinsurer’s rate increase or recapture the business reinsured), the Reinsurer shall not be permitted to withhold its consent to both courses of conduct (e.g., the Reinsurer must consent to one) and as to the selection of which course of conduct, the Parties shall consult in good faith to reach agreement on a mutually acceptable decision as to the course of conduct to be selected. [***].
(c)For the avoidance of doubt, the Quota Share of all liabilities ceded under the terms of any Existing Reinsurance Agreement, as shall be terminated or recaptured or as may be reduced or altered to reflect any amendment of such Existing Reinsurance Agreement as permitted by Section 2.11(b), shall be ceded automatically hereunder to the Reinsurer without any further action, subject to the receipt by the Reinsurer of the Quota Share of any recapture or termination payments received by the Ceding Company in respect thereof.
(d)Nothing contained in this Section 2.11 shall be construed as prohibiting the Ceding Company from ceding its net retention to its Affiliates as permitted by Section 2.12 of this Agreement.
Section 10.12.Net Retention.
(a)The Ceding Company and its Affiliates (provided that each such Affiliate is a direct or indirect wholly-owned subsidiary of the same Person that directly or indirectly wholly-owns the Ceding Company, and only for so long as such Affiliate(s) satisfies the foregoing criteria), in the aggregate, shall retain, net for their own account (and not reinsured or retroceded other than to Affiliates that satisfy the foregoing criteria applicable to Affiliates), not less than [***]% of each of the General Account Liabilities and the Separate Account Liabilities.
(b)[***].
Section 10.13.Existing IMR Amount; Transaction IMR Amount. The Parties agree that (a) the amortization of the Existing IMR Amount and the Transaction IMR Amount set forth on Schedules J-1 and J-2, respectively, attached to this Agreement reflects estimated information as of the close of business on the Business Day immediately preceding the Closing Date, (b) the Ceding Company shall provide updated Schedules J-1 and J-2, in each case, reflecting information as of the Closing Date no later than five (5) Business Days following finalization of the Final Closing Statement (as defined in the Master Transaction Agreement) pursuant to Section 2.04 of the Master Transaction Agreement, and (c) such updated schedules shall be attached to this Agreement and replace Schedules J-1 and J-2 as originally attached to this Agreement. Until such time as Schedules J-1 and J-2 are updated in accordance with this Section 2.13, clauses (a) and (b) of the calculation of Unamortized IMR Amount used in the calculation of the Required Balance shall be calculated using Schedules J-1 and J-2 as originally attached to this Agreement.
Section 10.14.Conversions, Exchanges and Replacements. In the event of an exchange, conversion or replacement of a Reinsured Contract after the Effective Time in accordance with the terms of such Reinsured Contract, such exchange, conversion or replacement shall be treated as a lapse of such Reinsured Contract for purposes of this Agreement and the policy issued in connection with such exchange, conversion or replacement shall not be considered a Reinsured Contract or otherwise reinsured under this Agreement.
Article XI.

PAYMENTS; ADDITIONAL CONSIDERATION
Section 11.1.Initial Premium.
(a)As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”), the Reinsurer shall be entitled to cash and/or Eligible Assets having an aggregate Fair Market Value as of the Closing Date equal to the sum of:
(i)the Reinsurance Premium, minus
(ii)the Quota Share of the Policy Loan Balance as of the Effective Time, plus
(iii)the Purchase Price Adjustment; plus

(iv)the Transfer Lag Adjustment; plus
(v)the Adjustment for FMV of IUL Product.
(b)On the Closing Date, the Ceding Company shall transfer to the Trust Account, on behalf of the Reinsurer, the Transferred Investment Assets in an amount equal to the Estimated Initial Premium pursuant to Section 2.03 of the Master Transaction Agreement and as set forth in the Estimated Closing Statement delivered thereunder. To the extent required pursuant to Section 5.2(b), the Reinsurer shall deposit additional Eligible Assets into the Trust Account concurrent with the Closing. Each of the Initial Premium, Transferred Investment Assets and Initial Required Balance will be estimated, determined, adjusted and paid in accordance with Article II of the Master Transaction Agreement.
(c)The Ceding Company and the Reinsurer agree that (i) the Quota Share of the Existing IMR Amount (as of the Closing Date), (ii) the Transaction IMR Amount (as of the Closing Date) and (iii) the Unamortized IMR Amount (as set forth on Schedules J-1 and J-2, respectively, as of the relevant date of determination) shall be ceded to and held by the Reinsurer, and the Ceding Company shall have no obligation during the term of this Agreement to maintain any IMR relating to the Existing IMR Amount, the Transaction IMR Amount or the Post-Closing Date IMR Amount.
Section 11.2.Additional Consideration. As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of the following amounts (except to the extent such amounts directly arise from a Ceding Company Extra-Contractual Obligation) received at or after the Effective Time by the Ceding Company in respect of the Reinsured Contracts (the “Additional Consideration”):
(a)Premiums;
(b)(i) mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately for the Reinsured Contracts collected by the Ceding Company, and any other charges, fees, and similar amounts received by the Ceding Company from the Separate Accounts with respect to the Reinsured Contracts, (ii) all revenue sharing fees, service fees, distribution fees and other amounts from or in respect of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts received by the Ceding Company or any of its Affiliates, including amounts received pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, minus the amount of (1) the administrative fees set forth on Schedule K, which are currently being paid to Equitable Investment Management LLC, and (2) the sub-advisory fees and fund reimbursements incurred by the Ceding Company or its Affiliates with respect to such mutual funds and attributable to the Reinsured Contracts (all fees payable under clause (ii) of this Section 3.2(b), “Revenue Sharing Fees”), and (iii) all other amounts received by the Ceding Company with respect to the Reinsured Contracts (other than those described in clauses (i) or (ii) or with respect to Ceding Company Extra-Contractual Obligations) (collectively, the “Separate Account Charges”);
(c)Without duplication of amounts in clauses (a) or (b) of this Section 3.2, all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Reinsured Contracts; and
(d)Reinsurance Recoveries.
Section 11.3.Net Settlement.
(a)During the term of this Agreement, a settlement amount between the Ceding Company and the Reinsurer as of the last day of each Monthly Accounting Period (the “Net

Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Monthly Settlement Statement”) in the form as set forth as Exhibit 1, shall be delivered by the Ceding Company to the Reinsurer no later than eighteen (18) Business Days following the end of such Monthly Accounting Period; [***]. If the amount of the Net Settlement for such Monthly Accounting Period is positive, the Ceding Company shall pay such amount in cash to the Reinsurer within twenty (20) days after its delivery of the Monthly Settlement Statement for such period to the Reinsurer. If the amount of the Net Settlement for such Monthly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within twenty (20) days after its receipt of the Monthly Settlement Statement for such period.
(b)the Net Settlement with respect to each Monthly Accounting Period (or, with respect to items (vii) and (viii) below, each Quarterly Accounting Period) shall be an amount equal to the following (without duplication):
(i)the Quota Share of the Additional Consideration received by the Ceding Company during such Monthly Accounting Period; minus
(ii)the Quota Share of the Reinsured Liabilities paid by the Ceding Company during such Monthly Accounting Period; plus
(iii)the Quota Share of the Reinsured Liabilities paid by the Ceding Company with assets in the Designated Administrative Account during such Monthly Accounting Period; minus
(iv)the Expense Allowances for such Monthly Accounting Period; minus
(v)the Quota Share of all amounts payable to Producers with respect to the Reinsured Contracts and described on Schedule Q; minus
(vi)the Quota Share of Allocated Premium Taxes; minus
(vii)the Quota Share of the MSO Modco Reserve Adjustment, which amount will only be included in the Monthly Settlement Statement and the corresponding calculation of the Net Settlement for the final month of each calendar quarter; plus
(viii)the Quota Share of the MSO Hedge P&L, which amount will only be included in the Monthly Settlement Statement and the corresponding calculation of the Net Settlement for the final month of each calendar quarter.
Section 11.4.Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.
Section 11.5.Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 11.6.Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.
Section 11.7.[RESERVED].
Section 11.8.MSO Modco Account.
(a)On the Closing Date, the Ceding Company shall establish a notional modified coinsurance account (the “MSO Modco Account”) and allocate thereto (i) the MSO Hedges and (ii) the MSO Investment Assets having, in aggregate, a Fair Market Value (in the case of the MSO Hedges) and a Statutory Book Value (in the case of the MSO Investment Assets) equal to the MSO Reserves as of the Effective Time. For greater clarity, the MSO Modco Account shall consist of (x) a notional account established by the Ceding Company within its general account or the MSO Separate Account, to which the MSO Hedges shall be credited and (y) a notional account established by the Ceding Company within the MSO Separate Account, to which the MSO Investment Assets shall be credited. The Ceding Company will maintain the MSO Modco Account and will retain, control and own all MSO Assets.
(b)At the end of each Quarterly Accounting Period, the Ceding Company shall calculate the MSO Modco Reserve Adjustment for such Quarterly Accounting Period (each, a “MSO Modco Reserve Adjustment”) in an amount equal to:
(i)the MSO Reserves as of the end of the Quarterly Accounting Period; minus
(ii)the MSO Reserves as the beginning of such Quarterly Accounting Period; minus
(iii)the MSO Modco Investment Credit.
(c)If any MSO Modco Reserve Adjustment is positive, the Quota Share of such amount shall be credited to the Ceding Company in accordance with Section 3.3(b). If any MSO Modco Reserve Adjustment is negative, the Quota Share of the absolute value of such amount shall be credited to the Reinsurer in accordance with Section 3.3(b).
(d)The Ceding Company shall purchase and manage MSO Hedges and MSO Investment Assets in good faith and in accordance with the plan of operations for the MSO Separate Account and the MSO Investment Guidelines; provided, however, that the Reinsurer shall be permitted to direct the Ceding Company or its investment manager with regard to the management of MSO Hedges and/or MSO Investment Assets (including directing purchases and dispositions) (provided that such directions conform to the MSO Investment Guidelines) as follows:
(i)If the Ceding Company has breached the MSO Investment Guidelines and has failed to cure such breach within ten (10) days following written notice from the Reinsurer, then the Reinsurer shall be permitted to direct the Ceding Company or its investment manager with respect to purchases and dispositions of MSO Hedges and MSO Investment Assets until such time as the MSO Hedges and MSO

Investment Assets comply with the MSO Investment Guidelines for three (3) consecutive Monthly Accounting Periods;
(ii)if, during any two (2) consecutive Quarterly Accounting Periods, the MSO Investment Assets Net Cash Flow is less than [***], then the Reinsurer shall be permitted to direct the Ceding Company or its investment manager with respect to purchases and dispositions of MSO Hedges and MSO Investment Assets until such time (if any) that the MSO Investment Assets Net Cash Flow exceeds [***] for two (2) consecutive Quarterly Accounting Periods; and
(iii)if the Quota Share of the MSO Reserves exceeds $[***], then the Reinsurer shall be permitted to direct the Ceding Company or its investment manager with respect to purchases and dispositions of MSO Hedges and MSO Investment Assets until such time as the Quota Share of the MSO Reserves does not exceed $[***].
(iv)The Reinsurer’s rights set forth in clause (i) above shall be without limitation of its rights under this Agreement or applicable Law due to a breach by the Ceding Company of the MSO Investment Guidelines.
Section 11.9.Reports from the Reinsurer.
(a)With respect to quarters other than the last quarter of a calendar year, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a certification of an officer of the Reinsurer certifying the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization, of its RBC Ratio as of the last day of the immediately preceding calendar quarter. Such quarterly certifications of the Reinsurer’s RBC Ratio may be estimated and expressed in [***]% ranges (e.g., between [***]% - [***]%); provided, however, that if the Reinsurer’s RBC Ratio is below [***]%, such certification shall be expressed to the nearest [***]%. With respect to the last quarter of a calendar year, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a certification of an officer of the Reinsurer certifying the actual RBC Ratio of the Reinsurer as calculated by the Reinsurer as of the last day of the immediately preceding calendar year or, if the Reinsurer has not delivered its actual RBC Ratio to the applicable Insurance Regulator by the relevant Capital Reporting Deadline, then (i) the Reinsurer shall, by the relevant Capital Reporting Deadline, certify its RBC Ratio to the Ceding Company as of the last day of the immediately preceding calendar year based on its good faith estimate thereof using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization, along with an explanation in reasonable detail of why the Reinsurer was unable to certify as to its actual RBC Ratio, and (ii) promptly following delivery of its actual RBC Ratio to the applicable Insurance Regulator, the Reinsurer shall deliver a certification of an officer of the Reinsurer certifying the actual RBC Ratio of the Reinsurer as calculated by the Reinsurer as of the last day of the immediately preceding calendar year. In addition, if the RBC Ratio of the Reinsurer as of any calendar quarter-end is below the RBC Ratio set forth in clause (b) or clause (d) of the definition of “FMV Required Balance” or below the RBC Ratio set forth in clause (a) of the definition of “Recapture Triggering Event” and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured. In the event the Reinsurer fails to provide a certificate when required pursuant to this Section 3.9(a) and such failure has not been cured within [***] Business Days after receipt of notice of such failure from the Ceding Company, the RBC Ratio of the Reinsurer shall be deemed to be less than the RBC Ratio set forth in clause (a) of the definition of “Recapture Triggering Event” until such time as the Reinsurer delivers a certification of an officer of the Reinsurer certifying the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter, at which time Reinsurer’s RBC Ratio shall cease to be deemed to be less than such threshold.
(b)Each Party shall provide prompt written notice to the other Party of the occurrence of any FMV Triggering Event or Recapture Triggering Event after it becomes aware of such occurrence. In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether an FMV Triggering Event or Recapture Triggering Event has occurred or is likely to occur.
(c)Promptly after the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company a copy of the Reinsurer’s most recent annual and quarterly Statutory Financial Statement and a copy of its most recent annual audited Statutory Financial Statement, along with the audit report thereon, in each case, that have been filed with the insurance regulatory authority in the Reinsurer’s state of domicile.
(d)At the Ceding Company’s reasonable request, the Reinsurer shall meet with the Ceding Company and its Representatives upon reasonable notice and during business hours and for a reasonable period of time, and will provide to the Ceding Company additional financial and operational materials, as well as access to the Reinsurer’s senior financial officers, on (i) the Reinsurer’s then-current financial condition and continuing creditworthiness and (ii) the Reinsurer’s valuation and other information requested by the Ceding Company with respect to the assets held in the Trust Account, provided such requests and access do not unreasonably interfere with the conduct of the business of the Reinsurer (including its relationships with its Insurance Regulators). In addition, upon any reasonable request from the Ceding Company or its Representatives, subject to the Ceding Company’s or such Representatives adhering to the Reinsurer’s generally applicable documented confidentiality and security processes and procedures, the Reinsurer shall (1) provide to the Ceding Company and its Representatives reasonable access during normal business hours to the Reinsurer’s books and records pertaining to the Reinsured Contracts, the Reinsured Liabilities, this Agreement or Ceding Company’s rights hereunder, provided such access shall not unreasonably interfere with the conduct of the business of the Reinsurer (including its relationships with its Insurance Regulators), and (2) permit the Ceding Company and its Representatives to inspect and photocopy such books and records at their own cost. Nothing herein shall (x) require the Reinsurer to disclose any information to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reinsurer or any of its Affiliates is a party); it being understood that the Reinsurer shall use its reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Ceding Company on mutually agreeable terms) or (y) require the Reinsurer to disclose its Tax records or any personnel or related records (except with respect to Premium Taxes and similar Taxes related to the Reinsured Contracts).
Section 11.10.Reports from the Ceding Company.
(a)For so long as this Agreement remains in effect, the Ceding Company shall provide to the Reinsurer the reports set forth on Schedule H (“Ceding Company Reports”) in form and substance accurate and complete in all material respects, and within the applicable time periods listed therein; [***].
(b)If the Ceding Company Reports for the Monthly Accounting Period that ends immediately after the Interim Reporting Period do not satisfy the Key Performance Indicators set forth on Schedule H, then such failure shall be considered a “KPI Failure”. In such event, Ceding Company Reports delivered by the Ceding Company for subsequent Monthly Accounting Periods shall be tested against the Key Performance Indicators and, if such Ceding Company Reports for a Monthly Accounting Period do not satisfy the Key Performance Indicators, each such failure with respect to Ceding Company Reports for a Monthly Accounting Period shall be considered a separate “KPI Failure.” Notwithstanding anything in this Section 3.10(b) to the contrary, following the Interim Reporting Period, upon the delivery of Ceding Company Reports for a Monthly Accounting Period where such Ceding Company Reports satisfy the Key Performance Indicators, the failure of Ceding Company Reports delivered for subsequent Monthly Accounting Periods to satisfy the Key Performance Indicators shall not be considered a “KPI Failure”.
(c)The Ceding Company shall prepare any other reports reasonably requested by the Reinsurer in connection with the Reinsured Contracts and Reinsured Liabilities, so long as the Ceding Company has the general ability to produce such other reports as reasonably determined by the Ceding Company with reference to its then current operations (“Additional Reports”). Except to the extent that the Ceding Company prepares such Additional Reports in the ordinary course of business, the Reinsurer shall reimburse the Ceding Company for any actual costs the Ceding Company incurs in preparing any such Additional Reports. Any Additional Reports required to be prepared by the Ceding Company shall be prepared and delivered to the Reinsurer within the time agreed by the Parties.
(d)The Ceding Company Reports and Additional Reports shall be prepared (a) using a standard of care and policies and procedures that are in all material respects at least as stringent as that employed by the Ceding Company for its other similar reinsured business, (b) in accordance with the terms and conditions of this Agreement, and (c) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances. At the request of the Reinsurer, the Ceding Company and the Reinsurer shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss the Ceding Company Reports and Additional Reports, as applicable, to ensure that such reports are prepared in accordance with the applicable standards and contain materially complete and accurate data.
(e)Each such Ceding Company Report or Additional Report, as applicable, delivered to the Reinsurer pursuant to this Section 3.10 shall be accompanied by a certification of an officer of the Ceding Company certifying that the information and data set forth therein was, to the knowledge of such officer, accurate and complete in all material respects as of the date prepared. Notwithstanding anything in this Agreement to the contrary, the Ceding Company shall not be responsible for any errors, omissions or delays in respect of the reports required to be furnished by the Ceding Company under this Section 3.10 if such errors, omissions or delays are solely attributable to [***].
(f)The Ceding Company shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Contracts, including associated documentation, and shall make such documentation available for examination and inspection by the Reinsurer in accordance with Section 4.6. All Ceding Company Reports and Additional Reports shall be prepared in accordance with such system and procedures and shall be consistent with the Ceding Company’s books and records.
Article XII.
ADMINISTRATION
Section 12.1.Administration.
(a)The Ceding Company shall provide all administrative and related services with respect to the Reinsured Contracts and Existing Reinsurance Agreements, including, without limitation, the billing and collection of any Premiums and other Additional Consideration, the administration of claims and any required tax information reporting, the payment of amounts due to reinsurers under the Existing Reinsurance Agreements and the collections of Reinsurance Recoveries (collectively, “Administrative Services”). Following the Closing Date, the Ceding Company shall not assign or subcontract new Administrative Services to a third party or replace any of the third party subcontractors providing Administrative Services as of the Closing Date without the Reinsurer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), provided that the foregoing restrictions shall not apply to Administrative Services that are non-material and ministerial in nature; provided further that no such subcontracting shall relieve the Ceding Company of its obligations or liabilities under this Agreement and the Ceding Company shall remain liable to the Reinsurer for the acts of any such subcontractor or assignee as if the Ceding Company was performing such Administrative Services itself. For the avoidance of doubt, any transition by the Ceding Company of the Reinsured Contracts to a different policy administration system that is under the supervision of the Ceding Company or its Affiliates shall not constitute subcontracting or assignment. However, in the event the Ceding Company intends to transition the Reinsured Contracts from one policy administration system to another that is under the supervision of the Ceding Company or its Affiliates, the Ceding Company shall provide notice thereof to the Reinsurer and, upon the request of the Reinsurer, keep the Reinsurer informed of the progress thereof.
Section 12.2.Performance Standards.
(a)The Ceding Company shall and shall cause its subcontractor to provide the Administrative Services (a) using a standard of care and policies and procedures that are in all material respects at least as stringent as that employed by the Ceding Company (i) with respect to the Reinsured Contracts during the one (1)-year period immediately preceding the Effective Time and (ii) to administer its other similar businesses (recognizing distinctions in products or distribution in respect of the Reinsured Contracts), (b) in accordance with the terms and conditions of the Reinsured Contracts and applicable Laws, including the maintenance by the Ceding Company of all permits from Governmental Authorities necessary to perform the administration contemplated by this Article IV, and (c) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances.
(b)From and after the Closing Date, if and to the extent the Ceding Company notifies any Governmental Authority (whether required by Law or otherwise) of any material weakness as defined under Ceding Company Domiciliary State SAP with regard to its internal controls relating to the administration of the Reinsured Contracts (including with respect to cybersecurity or privacy), the Ceding Company shall notify the Reinsurer of such material weakness in writing within four (4) Business Days of such notice being provided to such Governmental Authority. The Ceding Company shall provide the Reinsurer any management reports and internal and external audit reports that have been delivered to its audit committee in respect of such material weakness within four (4) Business Days of such reports being provided to its audit committee, in each case solely to the extent that the Ceding Company determines that the provision of such reports would not waive or otherwise compromise any attorney client or work product privilege or doctrine. Further, the Reinsurer shall have reasonable access to the chief financial officer of the Ceding Company or her or his designee(s) for inquiries regarding any material weakness subject to this Section 4.2(b).
(c)On a routine basis (but no less than once per calendar quarter if requested in writing by the Reinsurer), the Ceding Company and the Reinsurer shall meet to discuss any administrative, regulatory or other issues that either Party believes are material to the functioning of the administration or performance standards hereunder.
Section 12.3.Administrative Expense Allowance. For each Monthly Accounting Period, the Reinsurer shall pay to the Ceding Company an amount equal to the Expense Allowances for such Monthly Accounting Period in consideration for the administration of the Reinsured Contracts. Such amount shall be paid as part of the Net Settlements pursuant to Section 3.3(a). The Reinsurer will bear no part of the expenses incurred by the Ceding Company in connection with the Reinsured Contracts, except as otherwise expressly provided in this Agreement. For the avoidance of doubt, the Reinsurer shall have no Liability for any state guarantee fund assessments or special assessments in connection with the Reinsured Contracts.
Section 12.4.Designated Administrative Account. No later than the fifth (5th) day of each Monthly Accounting Period, the Reinsurer shall fund the Designated Administrative Account with cash and cash equivalents in an amount equal to the Monthly Funding Limit for the applicable Monthly Accounting Period, less the positive balance, if any, of the Designated Administrative Account as of the end of the immediately prior Monthly Accounting Period. The Reinsurer shall be permitted to withdraw and transfer cash and cash equivalents from the Trust Account to the Designated Administrative Account to fund the Designated Administrative Account. The Ceding Company shall be permitted to withdraw cash and cash equivalents from the Designated Administrative Account solely to pay or reimburse itself for the payment of the Quota Share of General Account Liabilities. In the event the Reinsurer fails to fund the Designated Administrative Account in accordance with the terms of this Section 4.4, the Ceding Company shall have the right to withdraw from the Trust Account for deposit into the Designated Administrative Account cash and cash equivalents in an amount equal to the Monthly Funding Limit for the applicable Monthly Accounting Period, less the positive balance, if any, of the Designated Administrative Account as of the end of the immediately prior Monthly Accounting Period.
Section 12.5.Producer Agreements. The Ceding Company shall not agree to modify, terminate, amend or waive any of its rights or obligations under any agreement or portion thereof between it or any of its Affiliates, on the one hand, and any Producer who has solicited, sold, marketed, produced or serviced any of the Reinsured Contracts, on the other hand, to the extent such modification, termination, amendment or waiver would reasonably be expected to have, in the aggregate considering all positive and adverse effects thereof, an adverse effect on the Reinsurer or the Reinsurer’s liability hereunder in any material respect except (a) as required by applicable Law, (b) to the extent not related to the Reinsured Contracts or (c) with the Reinsurer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 12.6.Books and Records and Access. Each of the Ceding Company and the Reinsurer shall maintain its respective books and records relating to the Reinsured Contracts. During the term of this Agreement, upon any reasonable request from the Reinsurer or its Representatives, subject to the Reinsurer or such Representatives adhering to the Ceding Company’s generally applicable documented confidentiality and security processes and procedures, the Ceding Company shall (a) provide to the Reinsurer and its Representatives reasonable access during normal business hours to the Ceding Company’s Books and Records pertaining to the Reinsured Contracts, the Reinsured Liabilities, this Agreement or the Reinsurer’s rights hereunder, provided such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, and (b) permit the Reinsurer and its Representatives to inspect and photocopy such Books and Records at their own cost, including as pertains to the payment of Reinsured Liabilities and the administration of the Reinsured Contracts. Nothing herein shall require the Ceding Company to disclose any information to the Reinsurer or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party); it being understood that the Ceding Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Reinsurer or its Representatives without so jeopardizing privilege or contravening such applicable Law or contract (including redacting information entering into joint defense agreements with the Reinsurer on mutually agreeable terms or, in the case of contracts that otherwise prohibit disclosure to the Reinsurer, requesting that the Reinsurer agree to be bound by the non-disclosure provisions of such contract or arranging for the Reinsurer to enter into a non-disclosure agreement with the counterparty to such contract).

Section 12.7.Programs of Internal Replacement. The Ceding Company shall not, and shall cause each of its Affiliates and administrative service providers not to, without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly, solicit, sponsor, or target any Policyholders or beneficiaries under any Reinsured Contract in connection with any Program of Internal Replacement (it being understood that the Ceding Company is not responsible and shall not be liable for any independent action taken by any Producers other than employees of the Ceding Company or its Affiliates). As used herein, the term “Program of Internal Replacement” means any program that is initiated, maintained, sponsored or supported by the Ceding Company or any of its Affiliates to offer on a targeted basis to a class of Policyholders or beneficiaries under Reinsured Contracts to exchange any Reinsured Contract or any portion thereof for another policy or contract written by the Ceding Company or any of its Affiliates. Notwithstanding anything in this Section 4.7 to the contrary, (a) the offering by the Ceding Company or any of its Affiliates to new clients and the Policyholders or beneficiaries of the Reinsured Contracts of an insurance, annuity or investment product that offers then-market terms that are more favorable to the Policyholders and beneficiaries of the Reinsured Contracts in the normal course of the Ceding Company’s or such Affiliate’s business shall not be a violation of this Section 4.7, provided that such offering does not constitute an offering on a targeted basis to the Policyholders or beneficiaries of the Reinsured Contracts; (b) correspondence to Policyholder and beneficiaries of the Reinsured Contracts informing them of settlement options available under their Reinsured Contracts in the ordinary course of business or as required by applicable Law shall not be a violation of this Section 4.7; and (c) correspondence to Policyholders and beneficiaries of the Reinsured Contracts informing them of conversion or exchange options available under their Reinsured Contracts shall not be a violation of this Section 4.7 provided that such correspondence is in the ordinary course of business or as required by applicable Law.
Section 12.8.Large Claims; Claims Contests.
(a)The Ceding Company will notify the Reinsurer in writing of (i) its intention to contest, compromise, litigate or arbitrate any claim under any Reinsured Contract or of any circumstances that are out of the ordinary course of business that are reasonably expected to lead to any such contest, compromise, litigation or arbitration of any such claim (any such claim, a “Contested Claim”) and (ii) any claims involving Reinsured Contracts with a face amount in excess of $[***] (any such claims, a “Large Claim”), including, in each case, any other information with respect thereto as reasonably requested by the Reinsurer. The Ceding Company will promptly advise the Reinsurer of all significant developments relating to such Contested Claims or Large Claims.
(b)Although the Reinsurer may provide comments in an advisory capacity in respect to any Contested Claims or Large Claims, the Ceding Company will retain ultimate authority with respect to claims decisions. Notwithstanding the foregoing, with respect to Contested Claims:
(i)The Reinsurer may elect in writing to actively participate with the Ceding Company (including, in the Reinsurer’s discretion, by using separate legal counsel at its own expense) in the contest, compromise, litigation, arbitration or defense of any Contested Claim by delivering written notice thereof to the Ceding Company within ten (10) Business Days following the Ceding Company’s notification of such claim to the Reinsurer, and the Ceding Company shall consider in good faith any recommendations of the Reinsurer with respect thereto. If the Reinsurer so elects to participate with the Ceding Company in any Contested Claim, then (a) the Ceding Company will promptly advise the Reinsurer of all significant developments, including notice of legal or arbitral proceedings initiated in connection with such Contested Claim, (b) the Reinsurer shall reimburse the Ceding Company for the Quota Share of the Ceding Company’s reasonable and documented expenses of any contest, compromise, litigation, arbitration or defense of a Contested Claim and will share in the liability in the same proportion, including the Quota Share of any Extra-Contractual Obligations arising therefrom, and (c) if the Ceding Company obtains any recoveries in respect of a Contested Claim previously paid by the Reinsurer in respect of any Reinsured Contract, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of all such recoveries.
(ii)The Reinsurer may elect in writing to assume control of the contest, compromise, litigation, arbitration or defense of any Contested Claim by delivering written notice thereof to the Ceding Company (it being agreed that the Reinsurer shall be permitted to make this election before or after the Reinsurer shall have elected to actively participate as described in clause (i) above). In such case the Reinsurer shall consider in good faith any recommendations of the Ceding Company with respect thereto. Without limiting the foregoing, the Ceding Company may elect in writing to actively participate with the Reinsurer (including, in the Ceding Company’s discretion, by using separate legal counsel at its own expense) in such Contested Claim by delivering written notice thereof to the Ceding Company. If the Reinsurer so elects to assume control in any Contested Claim, then (a) the Reinsurer will promptly advise the Ceding Company of all significant developments, including notice of legal or arbitral proceedings initiated in connection with such Contested Claim, (b) the Ceding Company shall reimburse the Reinsurer for [***]% of the Reinsurer’s reasonable and documented expenses of any contest, compromise, litigation, arbitration or defense of a Contested Claim and the Reinsurer will be responsible for the Quota Share of the liability, including the Quota Share of any Extra-Contractual Obligations arising therefrom, and (c) if the Ceding Company obtains any recoveries in respect of a Contested Claim previously paid by the Reinsurer in respect of any Reinsured Contract, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of all such recoveries. Regardless of whether the Ceding Company elects to actively participate with the Reinsurer, the Reinsurer may not settle any Contested Claim without the Ceding Company’s prior written consent unless (A) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Ceding Company or its Affiliates; (B) the sole relief provided in monetary damages for which the Reinsurer will pay the Quota Share; (C) the settlement does not encumber any of the assets of the Ceding Company or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Ceding Company or any of its Affiliates or the conduct of business by the Ceding Company or its Affiliates and (D) such Action neither is certified, nor seeks certification, as a class action.
(iii)If Reinsurer chooses not to participate or assume control, by either affirmatively notifying the Ceding Company or not providing notice of either such election in writing within [***] Business Days following the Reinsurer’s receipt of notice of such Contested Claim, the Reinsurer shall be required to promptly discharge its liability for Reinsured Liabilities by payment to the Ceding Company of the Quota Share of the Reinsured Liabilities alleged to be due in such Contested Claim as if there was no contest, and will have no obligation to the Ceding Company for reimbursement of expenses or Extra-Contractual Obligations related to the contest, compromise, litigation, arbitration or defense of such Contested Claim. For the avoidance of doubt, if the Reinsurer chooses not to participate in or assume control of a Contested

Claim, the Reinsurer shall not be entitled to any recoveries obtained by the Ceding Company in respect of such Contested Claim.
Article XIII.

LICENSES; RESERVE CREDIT; SECURITY
Section 13.1.Licenses; Reserve Credit.
(a)At all times during the term of this Agreement, the Reinsurer shall (a) use its reasonable best efforts to hold and maintain its license or accreditation status in the Ceding Company Domiciliary State and (b) take all other actions necessary so that the Ceding Company may receive Reserve Credit, including by providing collateral to ensure the Ceding Company receives Reserve Credit for [***]. Should the Reinsurer fail to maintain such status or is otherwise unable to provide the Ceding Company with Reserve Credit, the Reinsurer shall, at its own expense, [***] so that the Ceding Company may receive Reserve Credit no later than [***] of the calendar quarter during which such event occurred. The Reinsurer shall promptly notify the Ceding Company of any event or change in its licensing or accreditation status in the Ceding Company Domiciliary State or other conditions that would be reasonably likely to result or have resulted in any loss of, or impairment to, Reserve Credit. For avoidance of doubt, the Reinsurer may satisfy its obligations under this Section 5.1(a) and otherwise cure a Reserve Credit Event by, at the Reinsurer’s sole option and expense, any regulatorily permissible means, including by (i) entering into a statutory trust agreement, (ii) delivering Credit for Reinsurance Letters of Credit, and/or (iii) providing any other form of security acceptable to the Insurance Regulator, or taking any other action or providing any combination of the foregoing, the effect of which would enable Ceding Company to take Reserve Credit. In addition, the Ceding Company and the Reinsurer agree to cooperate in good faith and amend this Agreement, the Trust Agreement or any other Transaction Agreement or execute such additional documents as may be required to ensure continued Reserve Credit in the Ceding Company Domiciliary State.
(b)If a Reserve Credit Event occurs or is reasonably likely to occur, the Ceding Company shall reasonably cooperate with the Reinsurer, at the Reinsurer’s cost, to implement a structure that achieves Reserve Credit in a cost-effective manner. Such structures may include, if applicable, a recapture by the Ceding Company of a portion of the Ceding Company Coinsurance Statutory Reserves so that such Ceding Company Coinsurance Statutory Reserves can be ceded by the Ceding Company under a Captive Reinsurance Agreement or similar structure (it being agreed that all costs and expenses incurred by the Ceding Company in implementing such a structure and the financing fees associated therewith shall be borne by the Reinsurer); provided, however, that the Ceding Company shall not be obligated to cooperate in implementing any structure if it reasonably determines that such structure would have an increased cost that is not paid or indemnified by the Reinsurer or an adverse regulatory impact to the Ceding Company or any of its Affiliates or would otherwise place the Ceding Company at a disadvantage relative to its position prior to such restructuring (determined without taking into consideration the Estimated Recapture Terminal Settlement and (if applicable) the Recapture Terminal Settlement that would be received by the Ceding Company if this Agreement were to be recaptured as a result of such Reserve Credit Event).
(c)[***].
Section 13.2.Security.
(a)On or prior to the Closing Date, the Reinsurer, as grantor, shall establish and thereafter shall maintain, at its sole cost and expense, the Trust Account with the Trustee, naming each of the Ceding Company and EFLA as beneficiaries thereof to secure the Reinsurer’s obligations hereunder and under the EFLA-Reinsurer Reinsurance Agreement. Pursuant to the terms of the Trust Agreement, the assets in the Trust Account shall be held in trust by the Trustee for the sole and exclusive benefit of the Ceding Company and EFLA as security for payment of the Reinsurer's obligations to the Ceding Company under this Agreement and to EFLA under the EFLA-Reinsurer Reinsurance Agreement. The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement, the EFLA-Reinsurer Reinsurance Agreement and the Trust Agreement.
(b)Concurrently with the execution of this Agreement, the Trust Account is being funded with Eligible Assets in accordance with Section 3.1(b) and Section 3.1(b) of the EFLA-Reinsurer Reinsurance Agreement. In addition, if the Estimated Initial Required Balance exceeds the Estimated Initial Premium, then within five (5) Business Days after the Closing Date (or, if later, at the time the Ceding Company and EFLA (pursuant to Section 5.2(b) of the EFLA-Reinsurer Reinsurance Agreement) shall have satisfied in full their respective obligations to fund the Trust Account with Eligible Assets equal to the Estimated Initial Premium), Reinsurer shall deposit additional Eligible Assets into the Trust Account having a Statutory Book Value at least equal to such excess.
(c)All transfers to and withdrawals from the Trust Account by the Ceding Company and the Reinsurer shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.
(d)During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account (whether by contract, applicable Law or otherwise), including without limitation in favor of any Governmental Authority.
(e)If:
(i)a Reserve Credit Event has occurred and the Reinsurer elects to provide Reserve Credit by establishing a statutory trust agreement for the benefit of the Ceding Company;
(ii)a Reserve Credit Event (as defined in the EFLA-Reinsurer Reinsurance Agreement) has occurred and the Reinsurer elects to provide Reserve Credit (as defined in the EFLA-Reinsurer Reinsurance Agreement) by establishing a statutory trust agreement for the benefit of EFLA;
(iii)the Ceding Company and EFLA are no longer direct or indirect wholly-owned subsidiaries of the same Person (or if a definitive agreement has been entered into as a result of which, upon consummation thereof, the Ceding Company and EFLA would no longer be direct or indirect wholly-owned subsidiaries of the same Person); or
(iv)a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timeframe required in Section 5.1;
(f)then, in any such circumstance, at the request of the Reinsurer (or, in the case of clauses (iii) or (iv) above, at the request of the Ceding Company or EFLA), (1) the Trust Account shall be bifurcated into a trust account for the benefit of the Ceding Company (which shall be considered the "Trust Account" for purposes of this Agreement and subject to all of the provisions of this Agreement pertaining to the Trust Account) and a separate trust account for the benefit of EFLA, and the assets in the Trust Account immediately prior to such bifurcation shall be allocated between such two trust accounts so as to ensure that each such trust account is appropriately funded as a result of such bifurcation; (2) the Trust Agreement shall be bifurcated into a trust agreement among the Ceding Company (as beneficiary), the Reinsurer (as grantor) and the Trustee (as trustee) (which shall be considered the "Trust Agreement" for purposes of this Agreement and subject to all of the provisions of this Agreement pertaining to the Trust Agreement) and a separate trust agreement among EFLA (as beneficiary), the Reinsurer (as grantor) and the Trustee (as trustee); and (3) this Agreement shall be amended to (y) reflect the foregoing revisions, including the removal of references to the EFLA Required Balance and (z) remove references to the Pro Rata Share.
Section 13.3.Trust Account and Settlements. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement. All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent or, as permitted by this Agreement and the Trust Agreement, by cash or other assets withdrawn from the Trust Account.
Section 13.4.Eligible Assets.
(a) The assets that may be held in the Trust Account shall consist only of cash, investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the state of domicile of the Reinsurer and, as permitted under this Agreement, Trust Account-Eligible Letters of Credit and shall not include any investments issued or guaranteed by the Ceding Company, the Reinsurer, or any Affiliates of either Party; provided, that during the continuation of a Reserve Credit Event for which the Reinsurer elects to cure by converting the Trust Agreement to a statutory reserve credit trust agreement, such assets shall consist only of (i) cash in United States dollars, (ii) certificates of deposit issued by a United States bank and payable in United States dollars, and (iii) investments permitted by the Arizona Insurance Code, or any combination of (i) through (iii), provided investments in or issued by an entity controlling, controlled by, or under common control with either the Reinsurer, as grantor, or the Ceding Company, as beneficiary of the Trust shall not be permitted (assets meeting the requirements of this proviso and the other requirements in this clause (a), “Trust Account Credit for Reinsurance Assets”); provided, further, that at all times after the Repositioning Period, each such investment shall comply with the investment guidelines set forth in Schedule B (the “Investment Guidelines”) (the assets meeting the requirements of this sentence being the “Eligible Assets”). Notwithstanding any provision of this Agreement or the Trust Agreement to the contrary, the Transferred Investment Assets shall be deemed to be Eligible Assets as of the Closing Date and during the Repositioning Period, after which such Transferred Investment Assets shall be subject to the Investment Guidelines. Following the end of each Monthly Accounting Period, in accordance with Section 5.8(b), the Reinsurer shall provide to the Ceding Company a report (the “Asset Report”) setting forth (i) a list of each asset in the Trust Account and the Fair Market Value and Statutory Book Value of each such asset as of the end of the relevant Monthly Accounting Period, and certify that each such asset satisfying the Required Balance requirement or FMV Required Balance requirement, as applicable, is an Eligible Asset, (ii) the market standard attributes for each asset (e.g., asset type, rating, duration, yield) to be reasonably agreed by Reinsurer and Ceding Company, (iii) the price source for each asset, (iv) the Unamortized IMR Amount, (v) the balance of the Hedge Collateral Account, (vi) the balance of the Designated Administrative Account and (vii) a compliance report showing how the trust assets measure relative to all quantitative limits included in the Investment Guidelines. In addition, during the continuation of a Reserve Credit Event, each Asset Report shall indicate for each asset in the Trust Account whether or not such asset is a Trust Account Credit for Reinsurance Asset.
(b)In addition to the Reinsurer’s right to trade, invest, reinvest, and otherwise manage the assets in the Trust Account as set forth in this Agreement and the Trust Agreement, the

Reinsurer shall be permitted at any time and from time to (i) substitute all or any part of the assets in the Trust Account with other Eligible Assets and (ii) withdraw assets in accordance with Section 5.7, provided that:
(i)[***];
(ii)the Statutory Book Value of the Eligible Asset(s) to be deposited into the Trust Account in connection with any substitution shall not be less than the Statutory Book Value of the Eligible Asset(s) to be withdrawn in connection with such substitution;
(iii)immediately following any such substitution, the Statutory Book Value of the Eligible Assets in the Trust Account shall not be less than the Required Balance as set forth on the most recent Month-End Required Balance Report;
(iv)immediately following any such substitution, the Fair Market Value of the Eligible Assets in the Trust Account shall not be less than the FMV Required Balance as set forth on the most recent Month-End Required Balance Report;
(v)all withdrawals shall be in accordance with Section 5.8; and
(vi)[***];
(c)provided, further, that, solely with respect to substitutions, clause (i) above shall not apply during the Repositioning Period.
(d)On the first Business Day after three (3) full calendar years following the Closing Date and thereafter on the first Business Day of any Monthly Accounting Period, following written notice to the Ceding Company, the Reinsurer may elect to reduce the minimum asset duration required in the Investment Guidelines by [***] for such Monthly Accounting Period (each Monthly Accounting Period for which such an election is made, a “Duration Management Monthly Accounting Period”); provided that the Reinsurer may not reduce such minimum asset duration required in the Investment Guidelines by more than [***] in total. For each Duration Management Monthly Accounting Period, the Reinsurer shall calculate the Pro Rata Share of the Duration Management Funding Adjustment for such Duration Management Monthly Accounting Period and deliver such calculation to the Ceding Company no later than the twenty (20th) Business Day following the end of such Duration Management Monthly Accounting Period for use by the Ceding Company in calculating the Required Balance for the Monthly Accounting Period immediately following such Duration Management Monthly Accounting Period. The asset duration of the assets that constitute the Duration Management Collateral Balance shall not be included in the calculation of the asset duration of the Eligible Assets in the Trust Account, provided that such assets shall nevertheless be considered Eligible Assets for purposes of this Agreement to the extent that they are of a type that is permissible under the Investment Guidelines. As used herein, “Duration Management Collateral Balance” means the Statutory Book Value of the assets complying with the Investment Guidelines that have been deposited into the Trust Account to satisfy any Duration Management Funding Adjustment, as such assets are identified on the Monthly Asset Report.
(e)The Reinsurer agrees that it will not deposit assets into the Trust Account in excess of the amounts required to satisfy its obligations in this Article V for the principal purpose of reducing the aggregate Market-to-Book Ratio of the Eligible Assets in the Trust Account.
Section 13.5.Deposit of Assets. Subject to the provisions of the Trust Agreement relating to Restricted Assets and Assets in Transit (each as defined in the Trust Agreement) or assets originated and managed by Alliance-Bernstein or any of its Affiliates, prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate any such assets without the consent or signature from the Reinsurer or any other entity (other than the Ceding Company). The foregoing requirements shall not apply to the Transferred Investment Assets.
Section 13.6.Modification Following Certain Events. The Parties acknowledge and agree that, upon the occurrence of, and for the duration of the continuation of, a Reserve Credit Event, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, as described herein and in the Trust Agreement. Provisions of this Agreement that will automatically be modified during the continuation of a Reserve Credit Triggering Event are: (a) the assets constituting Eligible Assets shall be modified as set forth in Section 5.4(a); (b) Section 5.7(a) governing the use and application of assets in the Trust Account by the Ceding Company in the absence of a Reserve Credit Triggering Event shall not apply and Section 5.7(b) governing the use and application of assets in the Trust Account by the Ceding Company during the continuation of a Reserve Credit Triggering Event shall apply; (c) Section 5.8(c)(i)(3) governing the withdrawal of assets in the Trust Account in the absence of a Reserve Credit Triggering Event shall not apply and Section 5.8(c)(i)(4) governing the withdrawal of assets in the Trust Account during the continuation of a Reserve Credit Triggering Event shall apply; (d) the definition of Ceding Company Statutory Reserves (used in the calculation of Required Balance) shall be modified as set forth therein; and (e) in the event of the Reinsurer's or the Ceding Company’s election pursuant Section 5.2(e)(i), 5.2(e)(ii) or 5.2(e)(iv), as applicable, this Agreement and the Trust Agreement shall be modified as described in Section 5.2(e).
Section 13.7.Withdrawal of Assets from the Trust Account.
(a)In the Absence of a Reserve Credit Triggering Event. So long as no Reserve Credit Triggering Event has occurred and is continuing, the Ceding Company and Reinsurer agree that the assets maintained in the Trust Account may be withdrawn (including the proceeds of draws on Trust Account-Eligible Letters of Credit in the Trust Account) by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, in order to (i) pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer within the time required under this Agreement for the Reinsurer to pay or reimburse the Ceding Company for such amount (without regard to any cure periods that may otherwise be available under this Agreement), including any Reinsured Risks or other amounts due under this Agreement, (A) which amounts have not been paid by the Reinsurer within [***] Business Days following its receipt of a specific written notice thereof (provided that the Ceding Company shall not be permitted to withdraw from the Trust Account any amounts due from the Reinsurer as a result of Security Incidents), or (B) otherwise with the consent of the Reinsurer or (ii) to pay to the Ceding Company the Estimated Recapture Terminal Settlement as contemplated by Section 8.4(a) or the Recapture Terminal Settlement (if any) due and payable to the Ceding Company when due in accordance with Section 8.4(d). The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Trust Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.
(b)During a Reserve Credit Triggering Event. During the continuation of an Reserve Credit Triggering Event, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn (including the proceeds of draws on Trust Account-Eligible Letters of Credit in the Trust Account) by the Ceding Company at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or Reinsurer only for the following purposes:
(i)to pay or reimburse the Ceding Company for the Reinsurer’s share of premiums returned, but not yet recovered from the Reinsurer, to the owners of the Reinsured Contracts because of cancellations of such Reinsured Contracts;
(ii)to pay or reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Reinsured Contracts;
(iii)to pay or reimburse the Ceding Company for any other amounts necessary to secure the credit or reduction from liabilities for the reinsurance taken by the Ceding Company for the transactions contemplated by this Agreement; or
(iv)to make payment to the Reinsurer of amounts held in the Trust Account in excess of the amount necessary to secure the credit or reduction from liabilities for the reinsurance taken by the Ceding Company for the transactions contemplated by this Agreement.
The Ceding Company shall return to the Trust Account within five (5) Business Days of withdrawal, assets withdrawn in excess of all amounts due under Sections 5.7(b). The Ceding Company shall pay to the Reinsurer interest on excess amounts withdrawn pursuant to Sections 5.7(b) at the average of the daily “prime rate” published in The Wall Street Journal for each of the days in the applicable period, but in any event not less than zero, for the period that such assets are held by the Ceding Company. Any excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the payments and reimbursements described in Section 5.7(b).
If the Ceding Company elects to fund an account with the Ceding Company in order to secure the credit or reduction from liability for the reinsurance taken hereunder in accordance with clause (iii) of Section 5.7(b), this Agreement shall be amended so as to permit the Reinsurer or, to the extent reasonably acceptable to the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed), its designated investment manager, to manage the assets held in such account pursuant to an investment management agreement reasonably acceptable to the Ceding Company and the assets in such account shall be managed to comply with the Investment Guidelines. In addition, this Agreement shall otherwise be amended as appropriate to reflect the operation of such account in lieu of the Trust Account. [***].
(c)In addition to the provisions of Section 5.7(a) and (b), the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Reinsurer or the Ceding Company (or any successor by operation of law of the Reinsurer or the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Reinsurer or the Ceding Company) without diminution because of any Insolvency on the part of the Ceding

Company or the Reinsurer, in accordance with the terms of the Trust Agreement, to fund the Designated Administrative Account as permitted in accordance with Section 4.4.
Section 13.8.Adjustment of Security and Withdrawals.
(a)The Ceding Company shall furnish a report (a “Month-End Required Balance Report”) to the Reinsurer following the end of each Monthly Accounting Period containing (i) the Ceding Company’s calculation of the Required Balance as of the end of such Monthly Accounting Period, in each case prepared in accordance with the Ceding Company Reports for such Monthly Accounting Period that are provided to the Reinsurer pursuant to Section 3.10 and the other terms and conditions of this Agreement and (ii) the Asset Report for such Monthly Accounting Period.
(b)The Ceding Company shall deliver each Month-End Required Balance Report no later than the twenty-fifth (25th) Business Day following the end of each Monthly Accounting Period. In order for the Ceding Company to prepare the Month-End Required Balance Report for each Monthly Accounting Period, no later than the twentieth (20th) Business Day following the end of each Monthly Accounting Period, the Reinsurer shall provide to the Ceding Company the Asset Report as of the end of such Monthly Accounting Period.
(c)[***].
(d)The amount of security required to be provided by the Reinsurer hereunder shall be adjusted based on (i) the Required Balance and (ii) the aggregate Statutory Book Value and/or aggregate Fair Market Value (as applicable) of Eligible Assets in the Trust Account as of the end of the applicable Monthly Accounting Period. The amount of security held in the Trust Account shall be adjusted as follows:
(i)Within [***] Business Days (except as described in clause (3) below) following the delivery of (x) the Month-End Required Balance Report pursuant to Section 5.8(a) for a Monthly Accounting Period and (y) [***], and subject to Section 5.4(b):
(1)if the aggregate Statutory Book Value of the Eligible Assets on deposit in the Trust Account is less than the Required Balance (such shortfall as reflected in the Month-End Required Balance Report for such Monthly Accounting Period), then, without duplication of any amounts deposited (or to be concurrently deposited) under Section 5.8(d)(i)(1) of the EFLA-Reinsurer Reinsurance Agreement, the Reinsurer shall deposit Eligible Assets in the Trust Account with an aggregate Statutory Book Value necessary to satisfy such shortfall;
(2)if the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account is less than the FMV Required Balance (such shortfall as reflected in the Month-End Required Balance Report for such Monthly Accounting Period), then, without duplication of any amounts deposited (or to be concurrently deposited) under Section 5.8(d)(i)(2) of the EFLA-Reinsurer Reinsurance Agreement, the Reinsurer shall deposit Eligible Assets in the Trust Account with an aggregate Fair Market Value (as applicable) necessary to satisfy such shortfall;
(3)subject to Section 5.8(d)(i)(4), if (A) the aggregate Statutory Book Value of the Eligible Assets on deposit in the Trust Account is greater than the Required Balance (such excess as reflected in the Month-End Required Balance Report for such Monthly Accounting Period) and

(B) the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account is greater than the FMV Required Balance (such excess as reflected in the Month-End Required Balance Report for such Monthly Accounting Period), then without duplication of any amounts withdrawn (or to be concurrently withdrawn) by the Reinsurer pursuant to Section 5.8(d)(i)(3) of the EFLA-Reinsurer Reinsurance Agreement, the Reinsurer may withdraw assets from the Trust Account in an amount such that, after giving effect to such withdrawal, (x) the Statutory Book Value of the Eligible Assets on deposit in the Trust Account is not less than the Required Balance (as reflected in such Month-End Required Balance Report) and (y) the Fair Market Value of the Eligible Assets on deposit in the Trust Account is not less than the FMV Required Balance (as reflected in such Month-End Required Balance Report), such withdrawal to be made not later than the end of the month during which the Month-End Required Balance Report was delivered; and
(4)upon the occurrence, and during the continuance, of a Reserve Credit Triggering Event, if the aggregate Statutory Book Value of the Eligible Assets on deposit in the Trust Account is greater than [***]% of the Required Balance and if the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account exceeds [***]% of the FMV Required Balance, then, in accordance with the procedures set forth in the Trust Agreement, and upon notice to and consent of the Ceding Company (provided, that such consent shall not be unreasonably withheld, conditioned or delayed), and subject to clause (3) above, and without duplication of any amounts withdrawn (or to be concurrently withdrawn) by the Reinsurer pursuant to Section 5.8(d)(i)(4) of the EFLA-Reinsurer Reinsurance Agreement, the Reinsurer may withdraw assets from the Trust Account with an aggregate Fair Market Value not greater than such excess.
(e)In addition, as soon as reasonably practicable, and no later than [***] of the calendar quarter during which a Reserve Credit Event occurred (unless the Ceding Company shall agree to a longer period, then by the end of such longer period), the Reinsurer shall (i) substitute any assets in the Trust Account that are not Eligible Assets for assets that are Eligible Assets, and (ii) deposit additional assets consisting of Eligible Assets in the Trust Account sufficient to ensure that the aggregate Statutory Book Value and Fair Market Value of the Eligible Assets in the Trust Account is not less than the Required Balance and FMV Required Balance as of the last day of the immediately preceding calendar month.
(f)In the event that the Parties disagree with the calculation of the Required Balance or FMV Required Balance or of the Statutory Book Value or Fair Market Value of any Eligible Asset or whether any asset in the Trust Account is an Eligible Asset, any Party may deliver written notice to the other Party of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. The foregoing shall not relieve Reinsurer of its obligations to fund the Trust Account in accordance with the timelines required in Section 5.8(d) except to the extent that it has delivered notice in good faith of its disagreement pursuant to the preceding sentence, in which case, the Reinsurer shall not be required to fund any disputed portion of the required funding amount that exceeds $[***] pending the resolution of such disagreement in accordance with the preceding sentence or Section 5.8(g). For purposes of calculating the amount that may be withheld pursuant to the preceding sentence, the calculation the Required Balance shall be calculated without regard to clause (m) of the definition of Required Balance and the Statutory Book Value and Fair Market Value of the assets in the Trust Account shall be calculated on a pro rata basis.

(g)Any resolution as to disagreements arising under Section 5.8(f) agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement as to the calculation of the Required Balance or of the Statutory Book Value or Fair Market Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within two (2) Business Days after either Party delivers written notice of any such disagreement to the other Party, the Parties shall jointly request (A) an accounting firm of national reputation or any other Person, as mutually agreed by the Parties (the “Independent Accounting Firm”), to make a determination with respect to all matters in dispute, other than with respect to the calculation of the Ceding Company Statutory Reserves or any component thereof or (B) with respect to the calculation of the Ceding Company Statutory Reserves or any component thereof, an actuarial firm of national reputation, as mutually agreed by the Parties (the “Independent Actuary”), to determine the matters in dispute; provided, that, if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s determination of the Required Balance (other than the calculation of the Ceding Company Statutory Reserves or any component thereof), FMV Required Balance, the Statutory Book Value or Fair Market Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties. The Independent Actuary’s determination of the Ceding Company Statutory Reserves or any component thereof shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination. After a final and binding resolution of any dispute described in this Section 5.8(g) is reached, the Parties agree to promptly make any necessary adjustments under Section 5.8(d) so that the Statutory Book Value and the Fair Market Value of the Eligible Assets held in the Trust Account is not less than the amounts required pursuant to Section 5.8(d)(i)(1) an 5.8(d)(i)(2), respectively.
(h)The Reinsurer shall keep full and complete records of all withdrawals by the Reinsurer from the Trust Account. Upon the reasonable written request of the Ceding Company, the Reinsurer shall provide the Ceding Company a report of all withdrawals from the Trust Account.
Section 13.9.Letters of Credit.
(a)[***].
(b)Unless the Ceding Company provides prior written consent, one or more Trust Account-Eligible Letters of Credit issued by the same Qualified LOC Provider shall not have an aggregate face amount (including drawn and undrawn amounts) that exceeds $[***] at any one time.
(c)All costs, expenses and fees associated with Trust Account-Eligible Letters of Credit shall be borne by the Reinsurer.
Section 13.10.Continuation of a Triggering Event. Upon the occurrence of any FMV Triggering Event, such FMV Triggering Event shall be deemed to be continuing unless such FMV Triggering Event has been cured in accordance with the terms of this Agreement. A Reserve Credit Event shall be deemed to be continuing unless no Reserve Credit Event exists (it being agreed that the modifications to this Agreement in connection with a Reserve Credit Event as set forth in Section 5.6 shall not, in and of themselves, be deemed sufficient to cure a Reserve Credit Event). The Ceding Company agrees to deliver a cure notice to the Trustee promptly upon becoming aware that an FMV Triggering Event or Reserve Credit Event is no longer continuing in accordance with the terms of this Section 5.10.
Section 13.11.Hedging.

(a)The Reinsurer shall cause the Reinsurer Hedge Party to establish the Hedge Collateral Account in accordance with the Account Control Agreement substantially in the form attached hereto as Exhibit 3 and the Security Agreement substantially in the form attached hereto as Exhibit 4. In accordance with the Account Control Agreement and Security Agreement, the Reinsurer Hedge Party shall grant to the Ceding Company a first priority perfected security interest in the Hedge Collateral Account.
(b)The Reinsurer shall cause the Reinsurer Hedge Party to calculate the Required Hedge Funding Balance and maintain the Hedge Collateral Account for so long as the Reinsured Contracts include products with embedded index risk.
(c)Beginning one (1) Business Day after the Closing Date, not later than 10:00 am on each Business Day (each such day, a “Calculation Date”), the Ceding Company shall deliver to the Reinsurer (i) a report (the “Embedded Index Risk Report”) setting forth the option parameters with respect to the embedded index risk in the relevant Reinsured Contracts as of the close of business on the Business Day immediately prior to each Calculation Date and (ii) a report (the “Embedded MSO Liabilities Report”) setting forth the MSO Hedges, the MSO Option Value and the hedge parameters with respect to the MSO Liabilities, each as of the close on the Business Day immediately prior to each Calculation Date.
(d)On each Calculation Date, the Reinsurer shall cause the Reinsurer Hedge Party to calculate the Required Hedge Funding Balance based on the option parameters with respect to the embedded index risk set forth in the Embedded Index Risk Report received for such Calculation Date. If the Ceding Company does not deliver an Embedded Index Risk Report for a Calculation Date, the Reinsurer Hedge Party shall base the calculation of the Required Hedge Funding Balance on the Embedded Index Risk Report most recently received from the Ceding Company, as may be updated by the Reinsurer Hedge Party using its reasonable judgment.
(e)On each Calculation Date:
(i)if the Fair Market Value of the Hedge Collateral Account Assets in the Hedge Collateral Account as of the close of business on the immediately preceding Calculation Date exceeds the Required Hedge Funding Balance for such Calculation Date, in accordance with the terms of the Security Agreement and Account Control Agreement, the Reinsurer Hedge Party shall be permitted to withdraw from the Hedge Collateral Account prior to the close of business on such Calculation Date Hedge, Hedge Collateral Account Assets having a Fair Market Value equal to such excess; and
(ii)if the Required Hedge Funding Balance for such Calculation Date exceeds the Fair Market Value of the Hedge Collateral Account Assets in the Hedge Collateral Account as of the close of business on the immediately preceding Calculation Date, prior to the close of business on such Calculation Date, the Reinsurer shall cause the Reinsurer Hedge Party to deposit into the Hedge Collateral Account Hedge Collateral Account Assets having a Fair Market Value equal to such excess.
(f)Without limitation of the provisions of Section 5.11(e)(i), in accordance with the terms of the Security Agreement and Account Control Agreement, the Reinsurer Hedge Party shall be permitted at any time and from time to substitute all or any part of the Hedge Collateral Account Assets in the Hedge Collateral Account with other Hedge Collateral Account Assets, provided that immediately after giving effect to such substitution the Fair Market Value of the Hedge Collateral Account Assets in the Hedge Collateral Account is not less than the Required

Hedge Funding Balance for the relevant Calculation Date; provided, further, that during the continuance of a Level Two RBC Ratio Event, any substitutions or withdrawals by the Reinsurer Hedge Party from the Hedge Collateral Account shall require the consent of the Ceding Company (such consent not to be unreasonably withheld, delayed or conditioned).
(g)The Ceding Company and Reinsurer agree that the assets maintained in the Hedge Collateral Account may be withdrawn by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) without diminution because of any Insolvency on the part of the Ceding Company, the Reinsurer Hedge Party, or the Reinsurer, in accordance with the terms of the Security Agreement and the Account Control Agreement. The Ceding Company covenants not to deliver a notice of exclusive control to the Securities Intermediary (as defined in the Account Control Agreement) unless a Recapture Triggering Event has occurred or the Reinsurer has delivered a Termination Notice, and covenants not to deliver entitlement orders or disposition instructions to the Securities Intermediary (as defined in the Account Control Agreement) except to pay (i) the Estimated Recapture Terminal Settlement due and payable to the Ceding Company on the Recapture Effective Date and (ii) the Recapture Terminal Settlement (if any) due and payable to the Ceding Company when due in accordance with Section 8.4. The amount of any such withdrawal in excess of amounts then due to the Ceding Company hereunder shall be deemed maintained in trust by the Ceding Company for the benefit of the Reinsurer and promptly returned to the Hedge Collateral Account, along with interest on such amounts at the Interest Rate for the period that such amounts are held by the Ceding Company.
(h) Notwithstanding Section 5.11(g), if a Reserve Credit Triggering Event has occurred and is continuing and the Reinsurer shall have elected to cure such Reserve Credit Triggering Event by holding assets in the Trust Account (including a bifurcated trust account established for the benefit of the Ceding Company pursuant to Section 5.2(e)), then the Ceding Company shall be permitted to instruct the Securities Intermediary to transfer all assets in the Hedge Collateral Account to the Trust Account, whereupon such assets shall be subject to the terms and conditions that apply to the Trust Account as set forth in this Agreement (including the provisions relating to substitutions and withdrawals from the Trust Account) and the Trust Agreement.
(i)In the event that the Parties disagree with the calculation of the Required Hedge Funding Balance or the Fair Market Value of a Hedge Collateral Account Asset or whether any asset in the Hedge Collateral Account is a Hedge Collateral Account Asset, the provisions of Sections 5.8(f) and (g) shall apply to such dispute, mutatis mutandis, as if such dispute related to the Required Balance or to the Fair Market Value of an asset in the Trust Account or whether any asset in the Trust Account is an Eligible Asset, as applicable.
Article XIV.

OVERSIGHTS; COOPERATION
Section 14.1.Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.
Section 14.2.Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Section 14.3.Changes to RBC. The Ceding Company acknowledges and agrees that the Reinsurer currently calculates its RBC Ratio on an annual basis for external reporting purposes, and estimates the ratio for internal management purposes on a quarterly basis in conjunction with the preparation of Reinsurer’s regulatory financial reports to be filed with Reinsurer’s state of domicile. In the event of (i) a material change to, or elimination by, applicable Law of the requirement for Reinsurer to calculate risk-based capital or (ii) a material change relating to the framework, factors and/or formulae prescribed by the National Association of Insurance Commissioners or the insurance regulatory authority in Reinsurer’s state of domicile that are used to calculate risk-based capital ratios from those in effect at the Effective Date, the Parties shall cooperate in good faith to amend this Agreement to adjust the definitions of FMV Required Balance or Recapture Triggering Event as set forth herein or otherwise amend this Agreement so as to mitigate the impact of such changes and to restore the Parties to their original intended position; provided, that in all circumstances, the Reinsurer shall only be required to calculate its RBC Ratio in accordance with the applicable framework, factors, and/or formulae in effect as of the applicable date of determination.
Article XV.

INSOLVENCY
Section 15.1.Insolvency of the Ceding Company.
(a)In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company.
(b)It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable Insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.
Article XVI.

DURATION; RECAPTURE
Section 16.1.Duration. This Agreement shall commence as of the Effective Time and continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, or (ii) in accordance with Section 8.3 if the Ceding Company has elected to recapture the reinsurance of the Reinsured Contracts or the Reinsurer has elected to terminate this Agreement, applicable, and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 8.4 and the other terms of this Agreement.
Section 16.2.Survival. Notwithstanding the other provisions of this Article VIII, the terms and conditions of Articles I, VIII and IX, and the provisions of Sections 3.6, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11.15 and 11.16 shall remain in full force and effect after the termination of this Agreement.
Section 16.3.Recapture.
(a)Following the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all of the Reinsured Risks ceded under this Agreement by providing the Reinsurer with written notice of its intent to elect such a recapture (a “Recapture Notice”), provided that Recapture Notice is delivered within [***] calendar days after the Ceding Company is provided written notice of the occurrence of the Recapture Triggering Event and such Recapture Triggering Event has not been cured prior to the delivery of such Recapture Notice; provided, further, that during the continuation of a Recapture Triggering Event described in clause (a) of the definition of “Recapture Triggering Event”, if the RBC Ratio of the Reinsurer has further decreased by at least [***] percentage points below the RBC Ratio set forth in clause (a) of the definition of “Recapture Triggering Event” then, for an additional [***] calendar days after the Ceding Company is provided written notice of such decrease, the Ceding Company shall have the right (but not the obligation) to recapture all of the Reinsured Risks ceded under this Agreement notwithstanding the expiration of the initial [***]calendar day period. Any recapture pursuant to this Section 8.3(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last Business Day of the calendar month during which the Ceding Company delivers a Recapture Notice to the Reinsurer; provided, that if such Recapture Notice was delivered less than [***] calendar days prior to the end of such calendar month, then as of 11:59 p.m. (New York time) on the last Business Day of the following calendar month (unless an early effective date and time is necessary in order to effectuate the recapture prior to any loss of Reserve Credit hereunder, in which case any recapture pursuant to Section 8.3(a) shall be effective as of such earlier date and time) or (ii) on such later date and time as set forth in the Ceding Company’s Recapture Notice (provided such later date is the last day of a calendar month and is not later than [***] calendar days following the delivery by the Ceding Company of its Recapture Notice) (the “Recapture Date”).
(b)Following the occurrence of a Termination Triggering Event, the Reinsurer shall have the right (but not the obligation) to terminate this Agreement and require the Ceding Company to recapture all of the Reinsured Risks ceded under this Agreement by providing the Ceding Company with written notice of its intent to elect such termination and recapture (a “Termination Notice”), provided that such Termination Notice is delivered within [***] days of the occurrence of the event giving the Reinsurer the right to so terminate this Agreement and such Termination Triggering Event has not been cured prior to the delivery of such Termination Notice. Any termination and recapture pursuant to this Section 8.3(b) shall be effective (i) as of 11:59 p.m. (New York time) on the last Business Day of the calendar month during which the Reinsurer delivers a Termination Notice to the Ceding Company; provided, that if such Termination Notice was delivered less than [***] calendar days prior to the end of such calendar month, then as of 11:59 p.m. (New York time) on the last Business Day of the following calendar month or (ii) on such later date and time as set forth in the Termination Notice (provided such later date is the last day of a calendar month and is not later than [***]calendar days following the delivery by the Reinsurer of its Termination Notice) (and such date shall be considered the “Recapture Date”).
(c)Following any recapture of all Reinsured Risks pursuant to Section 8.3(a) or termination of this Agreement and recapture of all Reinsured Risks pursuant to Section 8.3(b), subject to the satisfaction of payment obligations described in Section 8.4, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than (x) any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date, (y) any obligations under the provisions that expressly survive termination as provided in Section 8.2 and (z) liability of the Reinsurer for Reinsurer Extra-Contractual Obligations and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.
(d)Notwithstanding the remedies contemplated by this Article VIII or the other Transaction Agreements, either Party may, in its sole discretion, require direct payment by the other Party of any sum in default under this Agreement or any other Transaction Agreement or pursue any other remedy to which the such Party may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the applicable Party might have had other recourse.
Section 16.4.Recapture Payments
(a)In connection with a recapture pursuant to Section 8.3(a) or a termination pursuant to Section 8.3(b), subject to the shorter time frames required by Section 8.4(e), no later than five (5) Business Days prior to the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a settlement statement (the “Estimated Recapture Terminal Settlement Statement”) setting forth the Ceding Company’s good faith estimated calculation of the Recapture Terminal Settlement (the “Estimated Recapture Terminal Settlement”) with respect to the recaptured Reinsured Risks.
(i)If the amount of the Estimated Recapture Terminal Settlement is positive, then on the Recapture Date, except as set forth in clause (ii) below, the Ceding Company may instruct (x) the Trustee pursuant to the Trust Agreement to transfer to the Ceding Company assets in the Trust Account, such assets to be withdrawn in the order of priority set forth in Section 4.3 of the Trust Agreement and (y) the Securities Intermediary pursuant to the Account Control Agreement to transfer to the Ceding Company assets in the Hedge Collateral Account, having a Fair Market Value, in aggregate, equal to the Estimated Recapture Terminal Settlement.
(ii)Solely in the event this Agreement is being terminated by the Reinsurer pursuant to Section 8.3(b), if the Reinsurer delivers written notice to the Ceding Company not later than five (5) Business Days prior to the Recapture Date that it wishes to deliver Eligible Assets (valued at Fair Market Value) to the Ceding Company on the Recapture Date (“Alternate Eligible Assets”) in lieu of the Ceding Company withdrawing all or a portion of the Eligible Assets from the Trust Account and/or from the Hedge Collateral Account (which notice may specify those Eligible Assets are not to be withdrawn from the Trust Account and/or the Hedge Collateral Account except as set forth below in this Section 8.4(a)), then the Reinsurer shall be permitted to do so provided that on the Recapture Date the Reinsurer delivers such Alternate Eligible Assets to the Ceding Company in an amount such that the Fair Market Value of such Alternate Eligible Assets plus the Fair Market Value of Eligible Assets (if any) to be withdrawn from the Trust Account and the Hedge Collateral Account equals the lesser of the Estimated Recapture Terminal Settlement and the Fair Market Value of the Eligible Assets in the Trust Account and in the Hedge Collateral Account on the Recapture Date immediately prior to any withdrawal from the Trust Account. For the avoidance of doubt, if the Reinsurer elects to deliver Alternate Eligible Assets to the Ceding Company on the Recapture Date to fund all or a portion of the Estimated Recapture Terminal Settlement, the calculation of the Recapture Transaction IMR Amount shall reflect the delivery of such Alternate Eligible Assets to the Ceding Company.

(iii)If the Fair Market Value of the Eligible Assets to be withdrawn from the Trust Account and/or from the Hedge Collateral Account plus the Fair Market Value of the Alternate Eligible Assets (if applicable) is less than the Estimated Recapture Terminal Settlement, the Reinsurer shall pay any shortfall to the Ceding Company in cash or other Eligible Assets, or other assets which are reasonably acceptable to the Ceding Company; provided, however, that if less than all of the assets in the Trust Account and/or from the Hedge Collateral Account have been withdrawn from the Trust Account and/or from the Hedge Collateral Account due to the delivery of Alternate Eligible Assets and the Reinsurer shall have failed to pay such shortfall on the Recapture Date as described above in this clause (iii), then the Ceding Company may instruct the Trustee or the Securities Intermediary, as applicable, to transfer all assets remaining in the Trust Account and/or from the Hedge Collateral Account to the Ceding Company on the Recapture Date and the Reinsurer shall pay to the Ceding Company any remaining shortfall in cash on the Recapture Date.
(iv)If the amount of the Estimated Recapture Terminal Settlement is negative, then on the Recapture Date, the Ceding Company shall pay the absolute value of such amount to the Reinsurer in cash.
(b)In connection with a recapture pursuant to Section 8.3(a) and a termination pursuant to Section 8.3(b), no later than sixty (60) days after the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a statement (the “Recapture Terminal Settlement Statement”) setting forth a calculation of the terminal settlement with respect to the recapture calculated in accordance with Schedule E (the “Recapture Terminal Settlement”).
(c)In the event that the Reinsurer disagrees with any portion of the calculation of the Recapture Terminal Settlement, the Reinsurer shall within five (5) Business Days after its receipt of such report deliver written notice to the Ceding Company setting forth, in reasonable detail, each disputed item, the amount in dispute and the basis of such disagreement and the Parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties. If the Parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Ceding Company, either Party may request (i) an Independent Accounting Firm to make a determination with respect to all matters in dispute, other than with respect to the calculation of Net Ceding Company Coinsurance Statutory Reserves or (ii) with respect to the calculation of Net Ceding Company Coinsurance Statutory Reserves, an Independent Actuary to determine the matters in dispute; provided, that, if no accounting firm or actuarial firm, as applicable, is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 11.8. The Independent Accounting Firm’s and/or Independent Actuary’s determination, as applicable, shall be final and binding upon the Parties. All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, the Ceding Company or the Reinsurer) whose position with respect to the matter in dispute is furthest from the Independent Accounting Firm’s or Independent Actuary’s, as applicable, final determination.
(d)Within five (5) Business Days after a final and binding resolution of any dispute described in Section 8.4(c) is reached, the Parties agree to make any necessary adjustments. On the date on which the payments set forth in this Section 8.4(d) are made, (i) if the Recapture Terminal Settlement exceeds the Estimated Recapture Terminal Settlement, the Reinsurer shall pay to the Ceding Company an amount equal to such excess; and (ii) if the Estimated Recapture Terminal Settlement exceeds the Recapture Terminal Settlement, the Ceding Company shall pay to the Reinsurer an amount equal to such excess. Any payment required to be made by any Party pursuant to this Section 8.4(d) shall incur interest at the Interest Rate for the period from and including the Recapture Date to but not including the date of payment, and will be made by wire transfer of immediately available funds to an account or accounts designated by the recipient in writing prior to such payment.
(e)Notwithstanding the timelines set forth in this Section 8.4, if the recapture is due to a Reserve Credit Event, the Parties shall reasonably expedite or amend the procedures set forth in this Section 8.4 in order to effectuate the recapture and complete the payment of the Estimated Recapture Terminal Settlement prior to any loss of Reserve Credit; provided, that such change to the procedures set forth in Section 8.4 shall not affect the right of the Reinsurer to subsequently dispute any calculation related to such recapture consistent with Section 8.4(c).
Section 16.5.Termination of Trust Account and Hedge Collateral Account. Following the recapture of all Reinsured Risks hereunder pursuant to Section 8.3 and the payment in full of the Recapture Terminal Settlement thereof (including the resolution of all disputed items in accordance with Section 8.4(c)), (x) the Trust Account shall be terminated and any remaining amounts held in trust pursuant to Article V shall be released to the Reinsurer (or, if the EFLA-Reinsurer Reinsurance Agreement remains in effect at such time, the Trust Agreement shall be amended to remove the Ceding Company as a party thereto and a beneficiary thereof and any amounts held in trust pursuant to Article V (other than the amount required to be held for the benefit of EFLA under the EFLA-Reinsurer Reinsurance Agreement) shall be released to the Reinsurer) and (y) the Hedge Collateral Account shall be terminated and any remaining amounts or amount held in the Hedge Collateral Account shall be released to the Reinsurer Hedge Party. The Ceding Company shall promptly take all actions, including providing written consent to the Trustee and the Securities Intermediary, as applicable, to permit such termination of the Trust Account and the Hedge Collateral Account and release of such assets to the Reinsurer or the Reinsurer Hedge Party (as applicable).
Article XVII.

INDEMNIFICATION
Section 17.1.Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent arising from [***].
Section 17.2.Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from [***].
Section 17.3.Applicability of Master Transaction Agreement. The procedures set forth in Section 8.05 (Procedures) and Section 8.06 (Direct Claims) of the Master Transaction Agreement shall apply to Losses under this Article IX.
Section 17.4.Good Faith. Each of the Ceding Company and the Reinsurer absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation and formation of this Agreement or any other Transaction Agreement; provided that, notwithstanding the foregoing, neither Party waives the duty of utmost good faith with respect to the performance of this Agreement.

Article XVIII.

TAXES
Section 18.1.Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least five (5) Business Days before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete or upon the request of the other Party.
Section 18.2.DAC Tax Adjustment.
(a)To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:
(i)The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.
(ii)The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.
(iii)The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service. The Parties shall act in good faith to reach an agreement as to the amount of net consideration and shall report consistently to the extent they reach an agreement.
(iv)The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.
(b)As used in this Article X, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.
(c)Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.
Article XIX.

MISCELLANEOUS
Section 19.1.Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.
Section 19.2.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 11.2).
(a)if to the Ceding Company:
Equitable Financial Life Insurance Company of America
1345 Avenue of the Americas
New York, NY 10105
Attention:     [***]
    [***]
E-mail:         [***]
    [***]

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:         [***]
        [***]
E-mail:        [***]
        [***]
(b)if to the Reinsurer:
RGA Reinsurance Company
16600 Swingley Ridge Road
Chesterfield, Missouri 63017
Email:     [***]
Attention:     [***]

with a copy (which shall not constitute) to:
Clifford Chance US LLP
Two Manhattan West
375 9th Avenue
New York, NY 10001-1696
Email:        [***]
Attention:    [***]
Section 19.3.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.
Section 19.4.Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and the other Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.
Section 19.5.Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 11.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.
Section 19.6.No Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 19.7.Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 19.8.Submission to Jurisdiction.
(a)Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(b)Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.2.
(d)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 19.9.Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
Section 19.10.Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 19.11.Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity, and no other provision of this Agreement shall limit any Party’s right to specific performance. Each of the Parties acknowledges and agrees that (i) there is no adequate remedy at law for a breach of this Agreement and (ii) it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief and (iii) nothing contained in this Section 11.11 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.11 before exercising any other right under this Agreement.
Section 19.12.Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure or delay of any Party hereto to enforce at any time any provision of this Agreement or to exercise any right, power or privilege under this Agreement shall not be construed to be a waiver of such provision, right, power or privilege, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision and exercise each and every right, power and privilege under this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 19.13.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (l) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (o) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (p) all capitalized terms used without definition in the Schedules and Exhibits referred to herein shall have the meanings ascribed to such terms in this Agreement; (q) the word “or” need not be disjunctive; and (r) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning.
Section 19.14.Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology (including pdf, DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 19.15.Treatment of Confidential Information and Non-Public Personal Information.
(a)The Ceding Company and the Reinsurer agree to hold each other’s Confidential Information in strict confidence and to take all commercially reasonable steps, consistent with its handling and securing of its own sensitive information, to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates, by any of its Representatives or subcontractors to third parties of any kind, except (1) to service providers and the Representatives, in each case that (i) are performing services for such Party and need access to such Confidential Information in the course and scope of providing such services, and (ii) are subject to confidentiality restrictions at least as restrictive and protective of the Confidential Information as this Agreement; (2) as is authorized by the other Party in advance and in compliance with all applicable Law; (3) Reinsurer and its respective Representatives shall be permitted to disclose Confidential Information to any applicable regulatory authorities, as is reasonably necessary to facilitate Reinsurer entering into this Agreement or any retrocession relating to the risks assumed under this Agreement; (4) the Ceding Company and its respective Representatives shall be permitted to disclose Confidential Information to any applicable regulatory authorities as is reasonably necessary to facilitate the Ceding Company entering into this Agreement; (5) as may otherwise be required under applicable Law or court order; and (6) Reinsurer and its Representatives shall be permitted to disclose Confidential Information to EFLA as is reasonably necessary to perform its obligations under this Agreement, the EFLA-Reinsurer Reinsurance Agreement and the Trust Agreement. If either Party determines that any Confidential Information must be disclosed pursuant to applicable Law or court order, the disclosing Party shall (to the maximum extent permitted by applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest. For the sake of clarity, Reinsurer and its respective Representatives shall be permitted to disclose Confidential Information to actual or potential retrocessionaires or as otherwise necessary in retroceding or pursuing a retrocession of the risks reinsured hereunder, and any such Person who receives such information from Reinsurer or its Representatives shall be considered “Representatives” for purposes of this Section 11.15 and subject to customary restrictions on confidentiality and use of such information as set forth in a confidentiality agreement between the Reinsurer and such Person on terms substantially similar to this Agreement that prohibits the use of such Confidential Information except for the purpose of evaluating, negotiating, consummating and performing under such retrocession, which shall, in the case of any such agreements executed after the date of the Master Transaction Agreement, identify the Ceding Company as a third party beneficiary thereof and shall include a disclaimer for the benefit of the Ceding Company of any representations or warranties as to the accuracy of any such Confidential Information. For a period not to exceed two (2) years from the Closing, the Reinsurer shall be permitted to make available to Persons who are subject to a confidentiality agreement described in the preceding sentence the data and information provided in the Data Room (as defined the Master Transaction Agreement) in connection with the investigation, diligence and negotiation of a potential retrocession arrangement. The Reinsurer shall promptly notify the Ceding Company in writing if it becomes aware of any breach by any Person who is subject to a confidentiality agreement described above in this Section 11.15.
(b)The Ceding Company shall not transfer, disclose, share, furnish, or provide Non-Public Personal Information to Reinsurer under this Agreement except as expressly contemplated by this Agreement. In those limited circumstances where Ceding Company transfers Non-Public Personal Information to Reinsurer pursuant to this Agreement or Reinsurer creates or collects Non-Public Personal Information on behalf of Ceding Company, Reinsurer will (i) comply in all material respects with applicable Laws with respect to the processing of such Non-Public Personal Information; (ii) retain, use, process, and disclose all such Non-Public Personal Information only to monitor and ensure the Ceding Company’s compliance with the terms of this Agreement, perform the services or its obligations under this Agreement, or as otherwise instructed by Ceding Company or permitted by this Agreement; (iii) refrain from selling such Non-Public Personal Information or using, processing, or disclosing such Non-Public Personal Information for reasons unrelated to Reinsurer’s business relationship with Ceding Company, the reinsurance assumed hereunder or ordinary course of business activities as reinsurer, or as otherwise permitted by this Agreement; and (iv) subject to applicable Law and the terms of the Reinsurer’s record retention policies, take commercially reasonable steps to comply with the provisions of this Agreement and the reasonable instructions of the Ceding Company to destroy the Non-Public Personal Information.

(c)Consistent with paragraph (a), if either Party receives a third-party demand pursuant to subpoena, summons, or court or Governmental Order or request, to disclose Confidential Information provided by the other Party, the receiving Party shall, if legally permitted, provide the disclosing Party with prompt written notice of any subpoena, summons, or court or Governmental Order or request, within a reasonable time prior to such release or disclosure. Unless the disclosing Party has given its prior permission to release or disclose the proprietary information, the receiving Party shall not comply with the subpoena with respect to the Confidential Information prior to the actual date required by the subpoena. If a protective order or appropriate remedy is not obtained, the receiving Party may disclose only that portion of the Confidential Information that it is legally obligated to disclose and shall use reasonable best efforts to treat such information as confidential. However, notwithstanding anything to the contrary in this Agreement, this Section 11.15(c) shall not be construed as requiring the receiving Party to act in any way that would not comply with the subpoena, summons, or court or Governmental Order.
(d)In furtherance of Reinsurer’s obligation under paragraph (b) to process all Non-Public Personal Information on behalf of Ceding Company in a manner compliant with applicable Laws, Reinsurer shall establish and maintain an information security program comprised of administrative, technical, and physical safeguards reasonably designed and properly implemented to protect the confidentiality, integrity, and reliability of Confidential and Non-Public Personal Information. [***]
(e)In the event that Reinsurer becomes aware of or has significant evidence to suggest that Non-Public Personal Information collected, created, or otherwise processed in connection with this Agreement has been subject to unauthorized disclosure, access, acquisition, or use (“Security Incident”), Reinsurer shall notify the Ceding Company in writing to [***] (with a copy to the Ceding Company pursuant to Section 11.2) within [***] of such discovery, regardless of whether such unauthorized disclosure, access, acquisition, or use was the result of malicious behavior or inadvertence. Within [***] Business Days of notification of a Security Incident, Reinsurer shall provide to the Ceding Company the following information, to the best of Reinsurer’s knowledge at the time: (i) the nature of the Security Incident; (ii) the information affected; (iii) the identity of the person(s) or entity(ies) who received the unauthorized disclosure or made the unauthorized access, acquisition, or use; (iv) what corrective action the Reinsurer took or will take to prevent further Security Incidents; (v) what Reinsurer did or will do to mitigate any deleterious effect of the Security Incident; and (vi) such other information as the Ceding Company may reasonably request. Reinsurer shall cooperate with Ceding Company in every reasonable way to investigate the Security Incident and shall terminate any unauthorized access to affected Non-Public Personal Information, remediate the Security Incident and take steps to prevent the reoccurrence thereof. Where applicable, Reinsurer shall provide reasonable assistance to Ceding Company to regain possession of the affected Non-Public Personal Information. Reinsurer shall reasonably cooperate with Ceding Company in the conduct of any investigation of, or litigation involving, third parties related to the Security Incident. Reinsurer shall discharge all responsibilities set forth in this paragraph at its own expense. Notwithstanding anything in this Agreement (including this Section 11.15(e) and Section 9.1(iii)) to the contrary, the Reinsurer's aggregate Liability for all Security Incidents shall not exceed $[***].
(f)As needed to comply with applicable Laws concerning the processing of Non-Public Personal Information, the Parties agree to work cooperatively and in good faith to amend this Agreement in a mutually agreeable and timely manner, or to enter into further mutually agreeable agreements to the extent required by Law to comply with any such applicable Laws applicable to the Parties.
(g)The Parties agree that the breach, or threatened breach, of any of the confidentiality provisions of this Agreement may cause irreparable harm without adequate remedy at law. Upon any such breach, the disclosing Party will be entitled to seek injunctive relief to prevent the receiving Party from commencing or continuing any action constituting such breach, without having to post a bond or other security and without having to prove the inadequacy of other available remedies.
Section 19.16.Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
Section 19.17.Sanctions. Notwithstanding other provisions of this Agreement, no Party shall be deemed to provide any part of any cover and no Party shall be liable to pay any part of any premium, claim or provide any part of any benefit hereunder solely to the extent that such portion of the provision of such cover or benefit, or the payment of such premium or claim, would violate any Laws prohibiting the provision of such cover or benefit or the payment of such premium or claim applicable to such Party including without limitation economic sanctions law or regulation applicable to either Party, its controlling entity, or its parent company.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the day and year first above written.
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
By:    /s/ Robin M. Raju
    Name: Robin M. Raju
    Title: Chief Financial Officer
RGA REINSURANCE COMPANY
By:    /s/ Ronald Herrmann
Name: Ronald Herrmann
Title: President & Chief Executive Officer and Executive Vice President, Head of RGA Americas

[Signature Page to EFLOA Coinsurance and Modified Coinsurance Agreement]